As filed with the Securities and Exchange Commission on July 24, 2001

                                                      Registration No. 333-80475
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               ------------------

                               EONNET MEDIA, INC.
             (Exact name of registrant as specified in its charter)

          Florida                         7375                   59-3569844
(State or other jurisdiction       (Primary Standard         (I.R.S. Employer
    of incorporation or        Industrial Classification    Identification No.)
       organization)                  Code Number)

                       6925 112th Circle North, Suite 101
                              Largo, Florida 33773
                                 (727) 546-6473
               (Address, including zip code, and telephone number
        including area code, of registrant's principal executive offices)

                         ------------------------------

                                 Vikrant Sharma
                       6925 112th Circle North, Suite 101
                              Largo, Florida 33773
                                 (727) 546-6473
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                                   Copies to:
       Martin A. Traber                           Arthur S. Marcus
       Steven W. Vazquez            Gersten, Savage, Kaplowitz & Fredericks, LLP
        Foley & Lardner                          101 East 52nd Ave.
100 N. Tampa Street, Suite 2700                  New York, NY 10022
     Tampa, Florida 33602                         (212) 752-9700
        (813) 229-2300                       Facsimile: (212) 980-5192
   Facsimile: (813) 221-4210

                         ------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

                         ------------------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



--------------------------------------------------------------------------------
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Explanatory Note: This Registration Statement contains two forms of prospectus. One of the prospectuses will be used in connection with an underwritten public offering of the registrant's common stock. The other prospectus will be used in connection with the completion of the registrant's free stock offering of its common stock. The two prospectuses will be identical except for the cover page and the underwriting section and a letter to shareholders who receive shares in the free stock offering detailing the procedures for the free stock offering will be bound to the cover of the prospectus to be used in that program. The letter to the shareholders who receive shares in the free stock offering is filed as Exhibit 99.1 to this Registration Statement. The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                Subject to Completion dated ______________, 2001

                                1,000,000 shares

                          [LOGO OF EONNET MEDIA, INC.]

                                  Common Stock

     This prospectus relates to the offering of up to 1,000,000 shares of our common stock. Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $7.00 and $9.00 per share. We have applied to list our common stock on the Nasdaq Stock Market's SmallCap Market under the symbol "EONM."

                            ------------------------

      See "Risk Factors" on pages ___ through ___ for certain factors that should be considered by prospective investors.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



===============================  =========  ======================  ============
                                   Price    Underwriting discounts  Proceeds to
                                 to public   and commissions (1)    Eonnet Media
-------------------------------  ---------  ----------------------  ------------
Per share......................      $                  $                $
-------------------------------  ---------  ----------------------  ------------
Total..........................      $                  $                $
===============================  =========  ======================  ============


(1) The underwriters have an option to purchase a maximum of 150,000 additional shares of common stock to cover over-allotments.

(2) The shares of common stock will be ready for delivery in ____________ on or about _______, 2001.

                            ------------------------

     The shares of Common Stock are offered by several Underwriters, subject to prior sale, when as and if delivered to and accepted by them, and subject to there conditions including the right of the Underwriters to withdraw, cancel, modify or reject any order in whole or in part. It is expected that delivery of the shares will be made on or about ________, 2001, at the office of Kashner Davidson Securities, _______________

                            ------------------------

                           KASHNER DAVIDSON SECURITIES

                The date of this Prospectus is ____________, 2001

                      REFERENCES TO ADDITIONAL INFORMATION

     Unless the context otherwise requires or as otherwise indicated, the terms "we," "our," "us," "Eonnet Media," and "Eonnet" as used in this prospectus refer to Eonnet Media, Inc., a Florida corporation, and its consolidated subsidiaries. We were formerly known as DoctorSurf.com, Inc. until we changed our name on April 9, 2001.

     Since 2000, we have filed periodic reports and other filings with the Securities and Exchange Commission. You may obtain documents that are filed by us with the Securities and Exchange Commission by requesting them in writing or by telephone us at:

     Eonnet Media, Inc., 6925 112th Circle North, Suite 101, Largo, Florida 33773, (727) 546-6473

     See, "Where You Can Find More Information" on page 46.

     In connection with this offering, no person is authorized to give any information or to make any representations not contained in this prospectus. If such information is given or representations made, you may not rely on such information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered hereby, nor is it an offer to sell or a solicitation of an offer to buy securities where such an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. The registration statement also contains another form of prospectus relating to our free stock offering. Under our free stock offering, we are offering up to 200,000 shares of common stock. We are offering ten shares of our common stock at no cost to up to 20,000 doctors who are members of the Eonnet Media's web site. We will not receive any proceeds from the free stock offering.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

     Until _____________, 2001 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the financial data and related notes, before making an investment decision. Unless otherwise specifically stated, the information in this prospectus has been adjusted to reflect a 1 for 18 reverse stock split of all shares of our common stock outstanding on January 27, 2001. This prospectus does not take into account the possible sale of additional shares of common stock to the underwriters under the underwriters' right to purchase additional shares to cover over-allotments. In addition, the information in this prospectus assumes that the initial public offering price will be $8.00 per share, the midpoint of the range disclosed on the cover of this prospectus.

                                   The Company

     Eonnet Media, Inc. is a leading-edge technology solutions and healthcare information provider for the electronic health (also referred to as E-Health) marketplace as well as other markets. We provide these solutions in two ways. Our technology services provide network and web and wireless solutions to the E-Health marketplace. Our Internet-based services fulfill the administrative, communications, and information needs of doctors and other healthcare professionals. Our goal is to leverage the combination of our technology and healthcare information services and our growing member base of healthcare professionals to become the premier technology company serving the E-Health marketplace

     We were incorporated in April 1999 and commenced operations as DoctorSurf.com, Inc. in the first quarter of 2000. We launched our DoctorSurf.com web site in the first quarter of 2000. In April 2001, DoctorSurf.com, Inc. completed a merger with Eonnet Technologies, Inc., and the name of our combined company was changed to Eonnet Media, Inc. Since launching our site, we have established a member base for our web sites of approximately 20,000 licensed physicians and medical students. In addition to this offering, we also are completing our free stock offering to our member base. We are distributing 10 shares of our common stock to the approximately 20,000 physicians and medical students who have become members of our web sites.

     Jupiter Research, an independent industry research company, projectsin the report "Creating Digital Doctors", dated October 6, 2000 that the size of the United States health transactions market will grow to $9 billion by 2005. According to this report, medical doctor web sites are the crucial catalyst to unlocking this market. A Jupiter Research consumer survey finds that 63% of consumers would switch to a doctor with a web site that offered credible content, appointment scheduling capabilities or secure communication channels. Personal physicians' portals are a primary product in our web site.

     Our combined company is poised to deliver leading-edge technology solutions for the rapidly evolving E-Health marketplace. We will leverage our innovative "by doctors, for doctors" family of web sites and the loyal membership community of our Virtual Health Network (also referred to as our VHN) with our networking services and web and wireless application development capabilities.

     We provide networking services and develop software for web and wireless devices, including a pilot version of a handheld system for use by medical professionals. We provide an integrated service offering consisting of strategic consulting, design, development and implementation of information and system architectures, user-interfaces, creation of software, and integration of hardware necessary to implement our digital solutions. These technology solutions will provide busy medical offices with the hardware and software support to increase practice proficiency and achieve cost savings. In addition, we believe that this service offering will allow us to follow a path of entry into physicians' offices and hospitals by offering network solutions and support and custom web and wireless application development services.

     Our web sites, create a Virtual Healthcare Network, or VHN, that facilitates and streamlines interactions among the myriad participants in the healthcare industry. The site enables secure exchange of information among disparate healthcare information and supports a broad range of healthcare transactions, including medical billing and claim processing, transcription, wireless prescription writing, coding, online referrals, authorizations, personal dynamic web portals, review boards, secure messaging and scheduling. The VHN platform includes our own proprietary applications as well as third-party applications. Our web site www.doctorsurf.com, and our other sites www.internetIRB.com and www.emc911.com, provide Internet-based healthcare information, educational programming, and related content and services to doctors and other healthcare professionals

     Our executive offices are located at 6925 112th Circle North, Suite 101, Largo, Florida 33773. Our telephone number is (727) 546-6473. Our web site address is eonnetmedia.com. Information contained on our web site is not part of this prospectus.

                                  The Offering

Common stock offered................... 1,000,000 shares.

Common stock outstanding............... 2,795,679 shares. Includes 200,000
 before offering                        shares to be issued to member of our web
                                        site in our free stock offering to be
                                        completed concurrently with this
                                        offering.

Common stock outstanding............... 3,795,679 shares, or 3,945,679 shares if
 after offering                         the underwriter exercises its
                                        over-allotment option in full. These
                                        shares do not include 26,666 options
                                        granted, and an additional 405,000
                                        options reserved pursuant to our option
                                        plan as of July 23, 2001.

Use of proceeds........................ General corporate purposes including expansion of our operations.

Proposed Nasdaq symbol................. EONM

                                 Summary Historical and Pro Forma Financial Data

                                               ACTUAL                                  PRO FORMA (1)
                                               ------                                  -------------
                                 Year Ended        Three Months Ended       Year Ended        Three Months Ended
                              December 31, 2000      March 31, 2001      December 31, 2000      March 31, 2001
                              -----------------    ------------------    -----------------    ------------------

Income Statement Data:
Sales.......................    $    20,670             $  3,816            $ 1,832,483             $
Total operating expense.....      1,581,939               70,398              3,043,267
Net operating loss .........     (1,561,269)             (66,582)            (2,424,288)
Net loss....................     (1,561,269)             (74,179)            (2,430,161)
Basic and diluted
 loss per share.............          (1.22)               (0.06)                 (0.74)

                                               ACTUAL                                PRO FORMA (1)(2)
                                               ------                                ----------------
                              December 31, 2000      March 31, 2001      December 31, 2000      March 31, 2001
                              -----------------    ------------------    -----------------    ------------------

Balance Sheet Data:
Working capital.............    $   343,547            $ 226,457             $  461,346             $
Total assets................        466,926              343,528              1,557,156
Long-term debt,
 including current
 portion....................        225,000              225,000                259,354
Shareholders' deficit.......    $  (512,929)           $(587,108)            $ (207,120)            $


(1)  The following unaudited pro forma financial statement information is included in order to give effect to the transactions described below:

     On January 27, 2001, Eonnet Media completed a 1 for 18 reverse stock split.

     On April 9, 2001, Eonnet Media acquired all the issued and outstanding stock of Eonnet Technologies, Inc.
     for 1,000,000 shares of Eonnet Media common stock. The acquisition is accounted for as a purchase. The pro forma information is based on the following historical financial statements after giving effect to the transactions using the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma condensed consolidated financial statements.

     The pro forma adjustments are based on estimates, available information and certain assumptions that management deems appropriate. The pro forma financial data does not purport to represent what the financial position or results of operations would actually have been if such transactions had occurred on those dates and are not necessarily representative of the financial position or results of operations for any future period. The pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in the prospectus. See "Risk Factors" included elsewhere herein.

(2)  The unaudited pro forma balance sheet information reflect the following:

     (a)  Elimination of Eonnet Technologies equity in consolidation.

     (b)  Adjust the historical financial statements for Eonnet Media's acquisition of Eonnet Technologies Inc.
          at an assumed price of $.306 per share.


                                  RISK FACTORS

     An investment in the common stock involves certain risks. Before investing in the shares, you should carefully consider the risks described below and the other information included in this prospectus. If any of these risks actually occur, our business and financial condition could be harmed and we could possibly cease operations.

We have a limited operating history, and cannot guarantee that we will be able to successfully manage our business or achieve profitability

     We were incorporated April 1999. Our merger with Eonnet Technologies was completed in April 2001. Accordingly, we have a limited operating history on which you can evaluate us and our prospects, and you should not rely upon our past performance to predict our future performance. We are facing new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, competition from a wide range of sources, the need to develop strategic relationships and other risks described below. We cannot guarantee that we will be able to successfully manage our business to achieve or maintain profitability, and you our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the early stages of development in new and evolving markets for online services.

Our services are unique and our industry is evolving

     You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving Internet market. We cannot guarantee that we will succeed in achieving these goals, and our failure to do so would have a material adverse effect on our business, prospects, financial condition and operating results. To be successful, we must, among other things:

     o    develop and introduce functional and attractive service offerings;

     o attract and maintain a large base of physician membership and advertisers;

     o increase awareness of our services and develop physician membership and consumer loyalty;

     o provide desirable services and compelling and original content to our membership;

     o establish and maintain strategic relationships with distribution partners and service and content providers;

     o establish and maintain relationships with sponsors and with advertisers and their advertising agencies;

     o respond to competitive and technological developments; build an operations structure to support our business; and attract, retain and motivate qualified personnel.

     The Internet market is at an early stage of development, rapidly evolving and characterized by an increasing number of market entrants who have introduced or developed competing products and services. As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the market for our VHN is new and evolving, it is difficult to predict with any certainty the size of this market and its growth rate, if any. We cannot guarantee that a market for our VHN will develop or that demand for our services will emerge or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, our business, financial condition and operating results would be materially adversely affected.

We anticipate future losses and are unable to accurately forecast our revenues

     We have not achieved profitability, and we expect to incur increasing net operating losses and negative cash flows for the foreseeable future. We will incur direct expenses associated with the development and deployment of our networking services and the develop of software for web and wireless devices and indirect expenses from promotional arrangements with physicians and medical students. Our agreements and promotional arrangements with distribution partners and service providers require us to pay consideration in various forms, including the payment of royalties, license fees, and certain other significant guaranteed amounts whether or not services are used under these agreements.

     We intend to enter into additional arrangements with current and future strategic partners that may require us to pay consideration in various forms. These payments, promotions and other arrangements may require us to incur significant expenses, and we cannot guarantee that we will generate sufficient revenues to offset these expenses. We intend to use a significant portion of the proceeds from this offering to fund working capital and marketing.

     We expect our expenses to increase significantly in the future as we continue to incur significant sales and marketing, product development and administrative expenses. The success of our business depends on our ability to increase our revenues to offset our expenses. We cannot guarantee that we will be able to generate sufficient revenues to offset our operating expenses or the costs of our promotional packages or subsidies or that we will be able to achieve or maintain profitability. If our revenues fall short of our projections, our business, financial condition and operating results would be materially adversely affected. We may also need to raise additional capital through public or private debt or equity financings to fund our VHN. However, we cannot guarantee that we will be able to raise additional capital on terms favorable to us or at all.

     We cannot be certain that we can achieve sufficient revenues in relation to our expenses to ever become profitable. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

Our quarterly financial results may fluctuate significantly

     We expect our quarterly revenues, expenses and operating results to fluctuate significantly in the future as a result of a variety of factors, some of which are outside of our control. These factors include:

     o the number of physician members and subscribers; the level of traffic on our Web sites and the level of usage of the Internet generally;

     o our ability to establish and strengthen awareness; our success, and the success of our strategic partners, in distributing developed software;

     o the addition or loss of service or content providers, advertisers or sponsors on our Web sites;

     o our ability to upgrade our Web sites; the amount and timing of the costs relating to our marketing efforts or other initiatives;

     o the timing of contracts with strategic partners and other parties; fees we may pay for distribution, service or content agreements and promotional arrangements or other costs we incur as we expand our operations; our ability to integrate successfully;

     o    the level of acceptance of the Internet by the healthcare industry;

     o our ability to compete in a highly competitive market, and the introduction of new sites and services by us or our competitors;

     o technical difficulties, system downtime, undetected software errors and other problems affecting the Internet generally or the operation of our Web sites;

     o and economic conditions specific to the Internet and online media and general economic conditions.

     Due to the foregoing factors, we believe that quarter to quarter comparisons of our operating results are not a good indication of our future performance.

Market acceptance of Virtual Health Network

     Our virtual health network facilitates and streamlines interactions among the myriad participants in the healthcare industry. The sites enables secure exchange of information among disparate healthcare information and supports a broad range of healthcare transactions, including medical billing and claim processing, transcription, wireless prescription writing, coding, online referrals, authorizations, personal dynamic web portals, review boards, secure messaging and scheduling. We cannot guarantee that participants in the healthcare industry will accept the VHN, or even the Internet, as a replacement for traditional sources of these services. Market acceptance of a VHN will depend upon continued growth in the use of the Internet generally and, in particular, as a source of administrative, communications and information services for the healthcare industry.

     The Internet may not prove to be a viable channel for these services due to inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high speed modems and security procedures for the transmission of confidential healthcare information, implementation of competing technologies, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, governmental regulation or other reasons.

     The acceptance of a VHN for administrative, communications and information services by healthcare professionals will require a broad acceptance of new methods of conducting business and exchanging information. Our future financial success will depend upon our ability to attract and retain physician membership and sell communications services, advertising and sponsorships on our Web site. The failure of a VHN to achieve market acceptance would have a material adverse effect on our business, financial condition and operating results.

We must establish, maintain and strengthen the VHN in the E-Health Marketplace

     In order to increase our member and subscriber base of healthcare professionals and expand our online traffic, we must establish, maintain and strengthen VHN recognition in the E-Health Marketplace. For us to be successful in establishing our network:

     o healthcare professionals must, among other things, perceive us as offering quality, cost-effective administrative, communications and information services;

     o healthcare consumers must, among other things, perceive us as offering relevant, reliable healthcare information from trustworthy sources; and

     o medical suppliers, pharmaceutical companies and other vendors to the healthcare community must, among other things, perceive our Web site as an effective marketing and sales channel for their products and services. We may need to substantially increase our marketing budget in our efforts to generate recognition.

     Our business could be materially adversely affected if our marketing efforts are not productive or if we cannot increase our awareness in the marketplace. Further, our Web site will be more attractive to healthcare advertisers if we have a large subscriber membership base with demographic characteristics that advertisers perceive as favorable. Therefore, we intend to introduce additional or enhanced services in the future in an effort to retain our current subscribers and attract new subscribers. Our reputation could be adversely affected if we experience difficulties in introducing new services, if these services are not accepted by our subscriber membership, if we are required to discontinue existing services or if our services do not function properly.

We need to keep our internal knowledge base up to date

     To offer integrated services consisting of strategic consulting, design, development and implementation of information and system architectures, user-interfaces, creation of software, and integration of hardware, we need to continually train our technical staff and or hire highly qualified engineers. In addition to formal training, we need to provide our technical staff with equipment, software, and tools with the latest technology to gain "hands-on" experience. Failure to do these things could result in loss of business to our competitors who have the knowledge and the experience of the latest technologies.

Due to the recent merger we may experience difficulty in integrating

     In April, 2001, Doctorsurf.com, Inc. completed a merger with Eonnet Technologies, Inc. and the name of our combined company was changed to Eonnet Media, Inc. We must now integrate the technologies, service offerings, operations and systems of these companies and attempt to grow the business. As we have just begun this assimilation, our integration plans may materially change in the future. Potential challenges to the successful integration include:

     o    our ability to market and sell our services to users;

     o centralization and consolidation of financial, operational and administrative functions;

     o    elimination of unnecessary costs;

     o    realization of economies of scale;

     o    the technological integration of the each companies' services; and

     o    the integration of each companies' personnel.

     We believe that the process of integrating may be complex and will place significant demands on our management, technical, financial and other resources. We cannot guarantee that there will be a successful integrated of our operations at all. We also cannot guarantee that the merger will result in sufficient sales or earnings to justify the merger or that any synergies will develop. The successful integration of the companies is critical to our future success.

We depend on our Distribution Partners

     A principal element of our network, web and wireless solutions is the establishment and maintenance of strategic distribution relationships with other companies. We have entered into distribution relationships with several companies, and we intend to enter into additional relationships in the future. We have granted exclusive rights to market our software in certain markets, including the infertility, obstetrics, gynecology, cardiology, orthopaedics, cardiothoracic and medical supply markets. We have also agreed not to market our software through certain competitors of our strategic partners. We formed our existing relationships recently, and they have not yet produced significant revenues.

     Although we view our distribution relationships as a key factor in our overall business strategy, our distribution partners may not view their relationships with us as significant to their own business, and they may reassess their commitment to us or decide to compete directly with us in the future. We generally do not have agreements that prohibit our distribution partners from competing against us directly or from contracting with our competitors. We cannot guarantee that any distribution partner will perform its obligations as agreed or contemplated or that we would be able to specifically enforce any distribution agreement. Our arrangements with our distribution partners generally do not establish minimum performance requirements, but instead rely on the voluntary efforts of our distribution partners. Therefore, we cannot guarantee that these relationships will be successful.

We rely on strategic relations to generate revenue

     To be successful, we must establish and maintain strategic relationships with leaders in a number of healthcare industry segments. This is critical to our success because we believe that these relationships will enable us to:

     o    extend the reach of our applications and services to the various;

     o    participants in the healthcare industry;

     o    obtain specialized healthcare expertise;

     o    develop and deploy new applications;

     o    further enhance the Eonnet's brand; and

     o    generate additional revenue.

     Entering into strategic relationships is complicated because some of our current and future partners may decide to compete with us. In addition, we may not be able to establish relationships with key participants in the healthcare industry if we have established relationships with competitors of these key participants. Consequently, it is important that we are perceived as independent of any particular customer or partner. Moreover, many potential partners may resist working with us until our applications and services have been successfully introduced and have achieved market acceptance.

     Once we have established strategic relationships, we will depend on our partners' ability to generate increased acceptance and use of our platform, applications and services. To date, we have established only a limited number of strategic relationships and these relationships are in the early stages of development. We have limited experience in establishing and maintaining strategic relationships with healthcare industry participants. If we lose any of these strategic relationships or fail to establish additional relationships, or if our strategic partners fail to actively pursue additional business relationships and partnerships, we would not be able to execute our business plans and our business would suffer significantly. We may not experience increased use of our platform, applications and services even if we establish and maintain these strategic relationships.

Our Business will suffer if we do not expand our suite of applications

     Our business will suffer if we do not expand the breadth of our applications quickly. We currently offer a limited number of applications on our platform and our future success depends on quickly introducing new applications in several healthcare segments. We do not have the internal resources and specialized healthcare expertise to develop all these applications independently. Consequently, we must rely on a combination of internal development, strategic relationships, licensing and acquisitions to develop these applications. Each of our applications, regardless of how it was developed, must be integrated and customized to operate with existing customer legacy computer systems and our platform. Developing, integrating and customizing these applications will be expensive and time consuming. Even if we are successful, these applications may never achieve market acceptance, which could also cause our business to suffer.

We depend on our content providers

     We rely on independent content providers for the majority of the clinical, educational and other general healthcare information that is provided through VHN. We have entered into strategic relationships with several companies to obtain content for VHN, and we intend to enter into additional relationships in the future. Our success depends significantly on our ability to maintain our existing relationships with these content providers and to build new relationships with other content providers. Our agreements with content providers are short-term and non-exclusive. Termination of one or more significant content provider agreements would decrease the availability of healthcare-related news and information which we can offer our subscribers and consumers and could have a material adverse effect on our business, financial condition and operating results.

     Due to the non-exclusivity of our agreements with content providers, competitors offer, or could offer, content that is similar or the same as ours. To the extent that content providers, including but not limited to our current providers, offer information to users or our competitors at a lower cost, our business, financial condition and operating results could be materially adversely affected. In addition, we depend on the abilities of our content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to member and consumer demand and evolving healthcare industry trends. Any failure by these parties to develop and maintain high quality, attractive content could result in member and consumer dissatisfaction, could inhibit our ability to add new members and consumers and could dilute our VHN, each of which could have a material adverse effect on our business, financial condition and operating results.

We face intense competition and risks associated with technological change

     The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of Web sites on the Internet competing for users' attention has proliferated with no substantial barriers to entry, and we expect that competition will continue to intensify. We compete, directly and indirectly, for members, subscribers, consumers, content and service providers, advertisers, sponsors and acquisition candidates with the following categories of companies: online services or Web sites targeted to the healthcare industry generally; publishers and distributors of traditional offline media, including those targeted to healthcare professionals, many of which have established or may establish Web sites; general purpose consumer online services which provide access to healthcare-related content and services; public sector and non-profit Web sites that provide healthcare information without advertising or commercial sponsorships; vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging; and Web search and retrieval services and other high-traffic Web sites.

     We do not have the contractual right to prevent our members from terminating their service or changing to a competing network.

     To be competitive, we must license leading technologies, enhance our existing services and content, develop new technologies that address the increasingly sophisticated and varied needs of healthcare professionals and consumers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. We cannot guarantee that we will be successful in using new technologies effectively or adapting our Web site and proprietary technology to user requirements or emerging industry standards. Any pricing pressures, reduced margins or loss of market share resulting from our failure to compete effectively would materially adversely affect our business, financial condition and operating results. For more information, see "Business--Competition."

We may not be able to prevent internet security breaches

     The difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting electronic commerce and engaging in sensitive communications over the Internet. We rely on browser-level encryption, authentication and certificate technologies, all of which are licensed from third parties, to provide the security and authentication necessary to effect secure transmission of e-mail. However, we cannot guarantee that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of our security measures. A party who is able to circumvent our security measures could misappropriate proprietary information or confidential communications or cause interruptions in our operations. We may be required to spend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches.

     Any well-publicized compromise of Internet security could deter people from using the Internet or from conducting transactions that involve transmitting confidential information, including confidential healthcare information. To the extent that our activities or the activities of third party contractors involve the storage and transmission of confidential information, such as patient records or credit information, security breaches could expose us to claims, litigation or other possible liabilities. Our inability to prevent security breaches would have a material adverse effect on our business, financial condition and operating results.

We may experience system failures

     To succeed, we must be able to operate our Web site 24 hours a day, seven days a week, without interruption. Almost all of our communications and information services are provided through our service and content providers. We do not maintain redundant systems or facilities for our services. To operate without interruption, our service and content providers must guard against: damage from fire, power loss and other natural disasters; communications failures; software and hardware errors, failures or crashes; security breaches, computer viruses and similar disruptive problems; and other potential interruptions. We have experienced periodic system interruptions in the past, and we cannot guarantee that they will not occur again. Any significant interruptions in our services or an increase in response time could result in a loss of potential or existing members and consumers, strategic partners or advertisers and sponsors and, if sustained or repeated, could reduce the attractiveness of our Web site to such parties.

     Although we maintain insurance for our business, we cannot guarantee that our insurance will be adequate to compensate us for all losses that may occur or to provide for costs associated with business interruptions. Our Web site may be required to accommodate a high volume of traffic and deliver frequently updated information. Our Web site may experience slower response times or system failures due to increased traffic on our site or for a variety of other reasons. We also depend on content providers to provide information and data feeds on a timely basis. Our Web site could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. In addition, our subscribers and consumers depend on ISPs, OSPs and other Web site operators for access to our Web site. Each of them has experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures unrelated to our systems. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any significant interruption in our operations could have a material adverse effect on our business, financial condition and operating results.

We could be liable for information retrieved from our web site

     We may be subject to third party claims for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of information supplied on our Web site by us or third parties, including our content providers, medical advisors or users. These types of claims have been brought, sometimes successfully, against online services in the past. We could be subject to liability with respect to content that may be accessible through our Web site or third party Web sites linked from our Web site. For example, claims could be made against us if material deemed inappropriate for viewing by children could be accessed through our Web site or if a subscriber or consumer relies on healthcare information accessed through our Web site to their detriment. Even if such claims do not result in liability to us, we could incur significant costs in investigating and defending against such claims and in implementing measures to reduce our exposure to such liability. Our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

We are subject to government regulation and legal uncertainties

     There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as online content, user privacy, pricing and characteristics and quality of products and services. For example, although it was held unconstitutional, the Communications Decency Act of 1996 prohibited the transmission over the Internet of certain types of information and content. In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. Because the growing popularity and use of the Internet 22 has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs. Internet user privacy has become an issue both in the United States and abroad. Current United States privacy law consists of a few disparate statutes directed at specific industries that collect personal data, none of which specifically covers the collection of personal information online.

     We cannot guarantee that the United States or foreign nations will not adopt legislation purporting to protect such privacy. Any such legislation could affect the way in which we are allowed to conduct our business, especially those aspects that involve the collection or use of personal information, and could have a material adverse effect on our business, financial condition and operating results. Moreover, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet.

     Currently, our operations are not regulated by any healthcare agency. However, with regard to healthcare issues on the Internet, the recently enacted Health Insurance Portability and Accountability Act of 1996, mandated the use of standard transactions, standard identifiers, security and other provisions by the year 2000. It is necessary for our platform and for the applications that we provide to be in compliance with the regulations. Congress is also likely to consider legislation that would establish uniform, comprehensive federal rules about an individual's right to access his own or someone else's medical information. This legislation would likely define what is to be considered "protected health information" and outline steps to ensure the confidentiality of this information. The proposed Health Information Modernization and Security Act would provide for establishing standards and requirements for the electronic transmission of health information.

We are dependent on our key personnel

     Our ability to achieve our strategic business objectives and operate profitability is dependent on Dr. Rakesh K. Sharma and Vikrant Sharma. The loss of the services of either Dr. Rakesh Sharma or Vikrant Sharma would have a material adverse impact on our business. In particular, our strategic growth and operating results will depend on the performance and retention of both Dr. Rakesh Sharma and Vikrant Sharma.

     Our future success also depends on our ability to attract and retain highly qualified technical, sales, customer service and managerial personnel. Competition for such personnel is intense, and we cannot guarantee that we will be able to attract or retain a sufficient number of highly qualified employees in the future. If we are unable to hire and retain personnel in key positions, our business, financial condition and operating results could be materially adversely affected.

     In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of companies within certain industry groups, such as technology companies generally and Internet-related companies in particular. This volatility has included rapid and significant increases in the trading prices of certain Internet companies following initial public offerings to levels that do not bear any reasonable relationship to the operating performance of such companies and large inter-day swings in the trading prices of such securities. These fluctuations may materially affect the trading price of our Common Stock.

                                 USE OF PROCEEDS

     We estimate that we will receive net proceeds of approximately $6,660,000 from our sale of 1,000,000 shares of common stock offered by us with this initial public offering (approximately $7,704,000 if the underwriter fully exercises its over-allotment option). This estimate is based on an initial public offering price of $8.00 per share and is after deducting estimated underwriting discounts and commissions, the underwriter's non-accountable expense allowance and other estimated offering expenses payable by us. We expect to use such net proceeds of this offering for the following purposes:

     o Approximately $3,000,000 to open new offices, hire sales people and other staff, and advertising expenses and other sales and marketing activities.

     o    Approximately $508,000 to repay outstanding indebtedness.

     o Approximately $252,000 in accrued salary to Vikrant Sharma, our Chief Executive Officer and payments under consulting agreements to Dr. Sharma, our President and a member of our Medical Advisory Council, and Jugal K. Taneja and Stephen M. Watters.

     o    The balance for working capital and general corporate purposes.

     Except as explained above, we have not yet identified the specific amounts of proceeds to be expended for these purposes. The amounts that we actually expend on these purposes may vary depending on a number of factors. These include future revenue growth and the amount of cash generated from operations. Pending the use of the net proceeds from this offering, we plan to invest these proceeds in short-term, investment grade securities or money market instruments.

     Our outstanding indebtedness that we intend to repay from the net proceeds of this offering includes the following:

     o convertible notes of approximately $225,000 including accrued and unpaid interest.

     o payment for repurchase of EMC911 shares of approximately $51,000, which includes accrued and unpaid interest.

     o $135,000 for shareholders who have elected to exercise rescission rights, which includes accrued and unpaid interest.

     o $98,000 owed to Vikrant Sharma, our Chief Executive Officer, and his immediate family members.

     We have not identified specific uses for such proceeds, and management will have significant discretion over their use and investment. Pending these uses, we intend to invest the net proceeds from this offering in investment-grade, interest-bearing instruments.

                                 DIVIDEND POLICY

     We have never declared or paid dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings, if any, to fund the development and growth of our business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                    DILUTION

     Assuming that the merger with Eonnet Technologies, Inc. had been completed as of December 31, 2000, our pro forma net tangible book value as of December 31, 2000 would have been approximately $(1,044,180), or $(.32) per share of common stock. Net tangible book value per share is determined by dividing a company's tangible net worth (total assets, net of intangible assets, less total liabilities) by the number of shares of common stock outstanding. After giving effect to the sale of shares of common stock offered by us (at an assumed initial public offering price of $8.00 per share less underwriting discounts and commissions and estimated offering expenses), our adjusted pro forma net tangible book value as of December 31, 2000 would have been approximately $5,610,617, or $1.71 per share. This amount represents an immediate increase in pro forma net tangible book value of $2.03 per share to existing shareholders and an immediate dilution of $6.29 per share to new investors. Dilution is determined by subtracting pro forma net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates this per share dilution:

Assumed public offering price per share............................. $8.00
  Net tangible book value per share as of
   December 31, 2000................................................ $(.32)
  Increase per share attributable to this
   offering......................................................... $2.03

Pro forma net tangible book value per share
 after this offering................................................ $1.71

Dilution to new investors................................... $6.29  (78.63%)

     The following table sets forth as of December 31, 2000 the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing shareholders and by new investors in this offering on a pro forma basis, at an assumed initial public offering price of $8.00 per share and before deducting estimated underwriting discounts and commissions and offering expenses:

                          SHARES PURCHASED     TOTAL CONSIDERATION
                          ----------------     -------------------
                                                                       AVERAGE
                                                                        PRICE
                         NUMBER     PERCENT      AMOUNT     PERCENT   PER SHARE
                         ------     -------      ------     -------   ---------
Existing shareholders   2,795,679     73.7%    $2,522,279    23.97%     $.902
New investors           1,000,000     26.3%    $8,000,000    76.03%     $8.00

Total                   3,795,679    100.0%   $10,522,279    100.0%


     The foregoing tables exclude shares of common stock issuable pursuant to options or warrants outstanding as of December 31, 2000 at a weighted average exercise price of $1.00 per share. To the extent any of the foregoing options and warrants are exercised, there will be further dilution to new investors. In addition, an aggregate of 400,000 shares of common stock are reserved for issuance pursuant to our 2001 Stock Option Plan.

                                 CAPITALIZATION

     The following table sets forth our capitalization:

     o    on an actual basis as of December 31, 2000;

     o    on a pro forma basis assuming our merger with Eonnet Technologies; and

     o on a pro forma basis as adjusted to give effect to the sale of 1,000,000 shares of common stock at the offering price of $8.00 per share.

     This table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                     December 31, 2000
                                        ----------------------------------------

                                                                         AS
                                           ACTUAL       PROFORMA      ADJUSTED
Long term obligations, net of current
 portion                                $   225,000       259,354        34,354
Stockholders' equity
  Preferred stock par value $.01,
   5,000,000 shares authorized, no
   shares issued and  outstanding......           -             -             -
  Common stock, $ 0.01 value,
   95,000,000 shares authorized;
   1,795,679 shares issued and
   outstanding actual; 2,795,679
   shares issued and outstanding pro
   forma; 3,795,679 shares issued
   and outstanding as adjusted.........      17,957        27,957        37,957
Paid-in capital........................   1,731,322     2,494,322     9,144,322
Stock subscription receivables.........     (79,525)      (79,525)      (79,525)
Deficit accumulated during
 development stage.....................  (2,182,683)   (2,649,874)   (2,655,077)
Total stockholders' equity
 (deficit).............................    (512,929)     (207,120)    6,447,677
Total capitalization................... $  (287,929)       52,234     6,482,031

           SELECTED CONSOLIDATED FINANCIAL INFORMATION OF EONNET MEDIA

     The following selected consolidated financial information for Eonnet Media for the year ended December 31, 2000 and for the period from May 14, 1999 (date of inception) through December 31, 1999 and as of December 31, 2000 and 1999 are derived from Eonnet Media's consolidated financial statements, which have been audited by Brimmer, Burek & Keelan LLP, independent auditors. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Eonnet Media's consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                Year Ended
                                                                December 31
                                                             2000        1999
                                                             ----        ----
Statements of Operations Data:
Revenues................................................     20,670         900
Selling, general and administrative expenses............  1,581,939     631,964
Income (loss) from operations........................... (1,561,269)   (631,064)
Other income (expenses), net............................     (4,052)     13,702
Income (loss) before income taxes....................... (1,565,321)   (617,362)
Income taxes............................................          -           -
Net income (loss)....................................... (1,565,321)   (617,362)
Basic and diluted income (loss) per share...............      (1.22)       (.49)
Basic and diluted weighted average number of
 common shares outstanding..............................  1,280,549   1,250,000


                                                                Year Ended
                                                                December 31
                                                             2000        1999
                                                             ----        ----
Balance Sheet Data:
Cash and cash equivalents...............................    332,291     658,629
Working capital (deficit)...............................   (411,308)   (319,040)
Total assets............................................    782,709     466,926
Long-term obligations, less current portion.............    225,000      35,948
Shareholders' equity (deficit)..........................   (512,929)   (271,362)

                 ACQUIRED COMPANY SELECTED FINANCIAL INFORMATION

     The following selected financial information for Eonnet Technologies for the years ended December 31, 2000 and 1999 and as of December 31, 2000 and 1999 are derived from Eonnet Technologies' financial statements, which have been audited by Brimmer, Burek & Keelan LLP, independent auditors. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Eonnet Technologies' financial statements and the notes thereto included elsewhere in this prospectus.

                                                                Year Ended
                                                                December 31
                                                             2000        1999
                                                             ----        ----
Statements of Operations Data:
Revenues................................................. 1,811,813   1,410,881
Cost of goods sold....................................... 1,213,504     726,475
Gross profit.............................................   598,309     689,406
Selling, general and administrative expenses............. 1,083,661     822,482
Income (loss) from operations............................  (485,352)   (138,076)
Other income (expenses), net.............................    (1,821)     (5,942)
Income (loss) before income taxes........................  (487,173)   (144,018)
Income taxes.............................................         -           -
Net income (loss)........................................  (487,173)   (144,018)
Basic and diluted income (loss) per share................      (.49)      (.015)
Basic and diluted weighted average number of
 common shares outstanding...............................   997,738     988,004



                                                                Year Ended
                                                                December 31
                                                             2000        1999
                                                             ----        ----
Balance Sheet Data:
Cash and cash equivalents................................         -       3,279
Working capital (deficit)................................  (632,268)   (287,534)
Total assets.............................................   317,230     407,744
Long-term obligations, less current portion..............    34,354      22,933
Shareholders' equity (deficit)...........................  (467,191)   (144,018)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     The Company was in development stage and had only generated revenues of $3,816 during the first quarter of 2001. In April of 2001, the Company merged with Eonnet Technologies, Inc., a network and web solutions company located in Pittsburgh, PA to add to its wide offering of tools and services to physicians. Eonnet Technologies, Inc. was merged in a stock deal for one million shares of Eonnet Media in April of 2001. Upon the merger, the Company changed its name to Eonnet Media, Inc. In the first quarter of 2001, Eonnet Technologies, Inc., had revenues of $441,893. The consolidated revenues were $445,709.

     Sales consist primarily of revenues from network system implementation and support services. Additional sales consist of fees from pharmaceutical study review services provided to customers, commissions from web application development, server co-location and advertisements on the Company's web site.

     Operating expenses include payroll, advertising and promotional costs, payroll and related taxes, web site expense, legal and professional fees, other operating expenses and depreciation expense. Other income (expense) consists of interest income associated with cash maintained in a money market fund and interest expense associated with borrowings to finance capital equipment expenditures and other working capital needs.

Results of Operations

Quarter ending March 31, 2001 (Consolidated)

     Sales. Sales were $445,709 for the combined companies.

     Payroll, contract labor, benefits and related taxes. Payroll, contract labor, benefits and related taxes were $199,446.

     Web site expenses. Web site expenses were $7,982.

     Legal and professional fees. Legal and professional fees were $224.

     Advertising, promotional, selling, general and other operational expenses. Advertising, promotional, selling, general and other operational expenses were $131,208

     Interest income (expense), net. Interest expense, net of interest income was $10,011

     Income taxes. The Company has no income tax provision for the period presented due to its net operating loss. The net operating loss may be carried forward for up to 20 years. As such, the Company does not anticipate any liability for income taxes for the year ended December 31, 2001.

Period from May 14, 1999 (date of inception) through December 31, 2000

     Sales. Sales were $21,570 for the period from May 14, 1999 (date of inception) through December 31, 2000.

     Advertising and promotional expenses. Advertising and promotional expenses were $145,297 for the period from May 14, 1999 (date of inception) through December 31, 2000.

     Payroll and related taxes. Payroll and related taxes were $1,082,385 for the period from May 14, 1999 (date of inception) through December 31, 2000.

     Web site expenses. Web site expenses were $184,453 for the period from May 14, 1999 (date of inception) through December 31, 2000.

     Legal and professional fees. Legal and professional fees were $479,606 for the period from May 14, 1999 (date of inception) through December 31, 2000.

     Other operating expenses. Other operating expenses were $282,178 for the period from May 14, 1999 (date of inception) through December 31, 2000.

     Interest income (expense), net. Interest income, net of interest expense was $9,650 for the period from May 14, 1999 (date of inception) through December 31, 2000.

     Income taxes. The Company has no income tax provision for the period presented due to its net operating loss. The net operating loss may be carried forward for up to 20 years. As such, the Company does not anticipate any liability for income taxes for the period from May 14, 1999 (date of inception) through December 31, 2000. See Note 2 to financial statements.

     Management believes that there was no material effect on operations or the financial condition of the Company as a result of inflation for the period from May 14, 1999 (date of inception) through December 31, 2000.


Liquidity and Capital Resources

     In the first quarter of 2001, the Company has financed its operations through the cash available from the sale of equity securities issued by the Company, available, loans from within the Company and cash provided from operations.

     In the first quarter of 2001, the net loss reduced to $186,410 compared to $525,034 from first quarter of 2000 due to the merger of Eonnet Technologies. During the second quarter of 2001, management expects to see revenues through increased sales of network and web solutions, advertising and sponsorships, and fees and commissions on transactions and sales occurring through its web site.

     The Company had a working capital deficit of $411,308 at December 31, 2000. The Company estimates that it will need additional funds for on-going web site development, marketing, promotions, and for general working capital purposes over the next 12 months, including the Company's plans to hire additional full time management personnel and acquire additional office space.

     Net cash used in operating activities was $1,077,303 during the period from May 14, 1999 (date of inception) through December 31, 2000. The usage of cash is primarily attributable to the net operating loss as well as an increase in other current assets of $7,892, partially offset by an increase in accounts payable of $360,225, an increase in accrued expenses of $147,278, an increase in compensation paid with stock of $452,035 and an increase in legal and professional fees paid with stock of $113,750. During the period from May 14, 1999 (date of inception) to December 31, 2000, the Company was in its development stage and only generated revenues of $21,570. During 2001, management expects that the Company will generate revenues through advertising and sponsorships, and fees and commissions on transactions and sales occurring through its web site, which will have future positive cash effects in its operating activities.

     Net cash used in investing activities was $107,784 during the period from May 14, 1999 (date of inception) to December 31, 2000, representing the purchase of property and equipment.

     Net cash provided by financing activities was $1,335,003 during the period from May 14, 1999 (date of inception) to December 31, 2000, representing proceeds from the sale of stock of $337,750, proceeds from issuance of convertible debt of $225,000, proceeds from stock subscriptions collected of $45,000 and proceeds from the sale of stock subject to rescission of $817,062, partially offset by repayments of long-term debt of $37,628, payment of IPO expenses of $27,181 and cash payments to rescinding shareholders of $25,000.

     The Company believes that the proceeds from this offering together with cash expected to be generated from operations and current cash reserves will not be sufficient for the Company to meet its capital expenditures and working capital needs for its operations for at least the next 12 months.

                                    BUSINESS

General

     We are a leading edge information technology solutions and healthcare information provider for the electronic health (also referred to as E-Health) marketplace as well as other markets. We provide these solutions in two ways. Our technology services provide network, web and wireless solutions to the E-Health marketplace. Our Internet-based services fulfill the administrative, communications, and information needs of doctors and other healthcare professionals. Our goal is to leverage the combination of our technology and healthcare information services and our growing member base of healthcare professionals to become the premier technology company serving the E-Health marketplace

     We were incorporated in April 1999 and commenced operations as DoctorSurf.com, Inc. in the first quarter of 2000. We launched our web sites in the first quarter of 2000. In April 2001, we completed a merger with Eonnet Technologies, Inc., and the name of the combined company was changed to Eonnet Media, Inc. Since launching our web sites, we have established a member base of over 20,000 licensed physicians and medical students for these sites. In addition to this offering, we also are completing our free stock offering to our member base. We are distributing 10 shares of our common stock to the approximately 20,000 physicians and medical students who have become members of our web sites. Eonnet Media is poised to deliver leading-edge technology solutions for the rapidly evolving E-Health marketplace. The combined company will leverage the innovative "by doctors, for doctors" web sites and its loyal membership community with the networking services and web and wireless application development capabilities of Eonnet Technologies, Inc., our wholly owned subsidiary. In addition, we believe that its technology service offering will allow us to follow a path of least resistance into physicians' offices and hospitals by offering network solutions and support and custom web and wireless application development services.

Industry background

     Medical information is one of the fastest growing areas of interest on the Internet. Jupiter Research projects that the size of transactions, within the U.S. health care market, will grow to $9 billion by 2005. According to Jupiter Research, medical doctor web sites are the crucial catalyst to unlocking this market. A Jupiter Research consumer survey finds that 63% of consumers would switch to a doctor with a web site that offered credible content, appointment-scheduling capabilities or secure communication channels. Personal physicians' portals are a primary product in the Eonnet Media's web sites. Eonnet Media also believes that healthcare and pharmaceutical companies will have an increasing interest in using online advertising to reach target groups that reflect appealing and compatible demographics. Jupiter Communications predicts that expenditures for online health and medical advertising will exceed $265 million by 2002.

     Eonnet Media believes that a significant opportunity exists for healthcare professionals to use our Internet-based services combined with our technology solutions to increase practice efficiency and achieve cost savings. Organizations will need assistance in their technology initiatives as technology becomes more and more complicated. According to International Data Corporation, or IDC, an international market data provider and industry analysis company, information technology needs to outgrow resources up to 2003. Companies like ours will be in greater demand than ever. We are preparing for this demand by staffing some of the best technical and sales staff in the industry. The network management market alone is to reach $4.4 B by 2003 according to IDC. Increased connectivity and convenience "at fingertips" also results in increased vulnerability of internal confidential information. That is why IDC states that the "Internet security market is exploding". All businesses should be concerned about security and we provide managed firewall and VPN solutions and builds maximum, hacker tight, integrity around new and existing systems.

The Eonnet Solution

     Our technology solutions provide busy medical offices with the information technology consulting in hardware and software support to increase practice efficiency and save costs. Our web sites provide healthcare professionals with a solution that integrates and helps manage their administrative, communications, and information needs. We believe that our technology service offering will allow us to follow a path of least resistance into physicians' offices and hospitals by offering network solutions and support and custom web and wireless application development services.

     Our target market includes physicians' offices, hospitals, and any medical organization. Our primary products and services to this market will be the tools and applications available on our web sites as well as network support and application development services. We will also market to corporations with at least 30 employees and annual revenues of at least $10 million that have a need for secure and sound connectivity and custom web and wireless application development needs.

     The tools and applications available on our web sites will be marketed and offered worldwide. The web and wireless applications are also marketed and offered worldwide. Onsite network support services are currently offered in the Pittsburgh and Tampa Bay area. We will establish presence in other locations nationally at first and then worldwide by acquisitions and/or opening branch offices.

     We believe our combined service offering provides the following benefits to doctors and other healthcare professionals:

A one point of contact for all technology needs.

     o Efficient and optimized internal network systems by providing proactive maintenance and upgrade programs as well as solutions for improved connectivity, security, and storage.

     o Improved internal information systems by providing state-of-the art custom web and wireless applications.

     o Reduced cost of software ownership by providing online tools including information, personal dynamic portals, internet based review boards, and billing and practice management applications in an ASP model.

Strategy

     Our strategy is to offer a complete "one stop shop" to physicians and other participants in the healthcare market as well as other players in other markets. Our services will consist of assisting clients in implementing and upgrading their internal technology infrastructure in terms of connectivity, security, and storage and our products will include tools and services offered on our web sites.

     The healthcare industry has lagged behind other transaction-intensive industries in the area of information technology spending and as a result, operates on a highly fragmented and disconnected infrastructure. Advances in Internet and wireless technology offer great promise for tackling these inefficiencies. With over 700,000 active physicians in the U.S. and the constant supply of tech-savvy medical school graduates joining their ranks, the growth opportunities are staggering. With our ability to offer custom solutions as a services company as well as proprietary web-based tools, we can generate multiple streams of revenue in this high-growth industry.

     Recent surveys conducted by Healtheon and VHA reveal that the majority of physicians perceive value in moving their clinical, financial, and administrative transactions onto networked web and wireless platforms. Despite this sentiment, they have been slow to adopt new applications and interfaces in the managing of their practice. With the services offered by our services unit, we can follow a path of least resistance into physicians' offices and hospitals that is of least resistance by offering network solutions and support and custom web and wireless application development services. Practices and hospitals of all sizes can outsource their complete network management to us, providing a recurring source of revenue.

     Since our inception, we have taken a measured approach in expanding the breadth of our services given the reality that doctors have been slow to embrace new information technology. With this fundamental understanding of physician demographics, we have remained lean while our competitors have absorbed huge losses in trying to accelerate the rate of utilization. We recognize the fact that physicians initiate the bulk of transactions in the healthcare system and we will continue to strategically rollout products and services designed to capture and retain this valuable customer base.

Technology Service Offerings

     We provide networking services and web and wireless technology solutions. Our integrated service offering consists of strategic consulting, design, development and implementation of information and system architectures, user-interfaces, creation of software, and integration of hardware necessary to implement our digital solutions. Information architecture refers to how content is organized and accessed while system architecture refers how information is physically shared, stored and secured. User-interface refers to the presentation of a web or wireless software application to the end-user. Integration refers to the connectivity, switching, and security of hardware. Our digital communications solutions use Internet technologies to enhance communications and interactions between organizations. Our digital communications solutions are designed to optimize growth and operations resulting in an increase in revenue, productivity, and profitability within the organization.

     Our network solutions include installation, configuration, and maintenance of network products such as Microsoft, Novell, and Linux, routers such as from Cisco and Alcatel, security products from Cisco and Watchguard, email systems such as MS Exchange and Novell

Groupwise, remote access and VPN (virtual private networks) from Microsoft, Citrix, and others.

     Our web solutions include development, implementation, maintenance in various products such as IBM Websphere, MS Visual Interdev, NetObjects Fusion, Macromedia, Adobe, etc., and languages such as HTML, Java, Javascript, ColdFusion, C++, ASP, Visual Basic and many others.

     All of our solutions are undertaken in a unique five-step process that ensures all development and integration projects result in the highest quality and in shortest implementation time. Eonnet Media's network and web maintenance programs, EONsafeNET and EONsafeWEB, respectively offer "on-call" 24-hour support to our clients.

     We believe we must accomplish the following:

     o Strengthen current relationships and establish a dependency on us for repeat business.

     o Create branding and awareness of our name by aggressive marketing and advertising; i.e., hosting quarterly technology events, sending monthly newsletters to current clients, bulk flyers and mailings to prospective clients, and local media advertising.

     o    Hire and train additional high quality account managers.

     o Develop strategic partnerships with ISPs, computer equipment suppliers, consulting companies, medical networks and associations, and others.

     o Establish presence in other markets by acquisition and/or opening branch offices.

     o Explore opportunities to partner with wireless applications firms and develop in house if feasible

     o    License portal technology as an ASP and extend to other Industries.

Virtual Healthcare Network

     In tandem with the services listed above, we offer the physician community a vast array of practice management and communications tools through our web sites DoctorSurf.com, InternetIRB.com, and Emc911.com. The web sites create a Virtual Healthcare Network, or "VHN," that facilitates and streamlines interactions among the myriad participants in the healthcare industry. The VHN enables secure exchange of information among disparate healthcare information and supports a broad range of healthcare transactions, including medical billing and claim processing, transcription, wireless prescription writing, coding, online referrals, authorizations, personal dynamic web portals, institutional review boards, secure messaging, emergency medical card service, continued medical education and scheduling. We currently have over 20,000 doctors and other healthcare professionals who are members of this VHN. The majority of revenue generated from the VHN will be generated from transaction and fee based usage of these tools. Secondary sources of revenue will be generated through advertising, sponsorships, and sales of products through affiliate sites.

     According to the latest clinical research analysis by CenterWatch, an estimated $4.5 billion will be spent on clinical trials in the U.S. The clinical research process is currently the biggest bottleneck in the development of new pharmaceuticals and medical devices. We are an early entrant in the market with InternetIRB.com, one of the first Internet-based central institutional review boards to improve the process in conducting reviews of phases I through IV pharmaceutical, SR and NSR device studies allowing board decisions to be delivered generally within 24 to 48 hours of review. There are over 2,000 local IRBs around the country at present, only a fraction of which have taken steps to automate their traditional paper-based processes through the use of Internet technology. Revenue in the form of study fees have been realized by InternetIRB working as a managed central IRB. It is also being extended to function as an ASP, whereby licensing fees will be collected from subscribing external IRBs. A third source of revenue involves the collection of advertising and sponsorship revenue from study sponsors looking to attract subjects for their studies.

     In January 2000, we introduced the EMC911 Emergency Medical Card service and the emc911.com web site to establish a presence in the consumer eHealth market. EMC911.com issues a branded Emergency Medical Card to each of its members that grants access to critical personal health information in the event of an emergency via a fax-back system. A corresponding content site with emergency medical resource information is being developed to take advantage of a wide variety of e-commerce opportunities.

     Our strategy for our VHN is to develop a large base of Internet subscribers who are doctors through an attractive, user-friendly web site. The following are key elements of our strategy:

     o Continue to create, implement, and upgrade a state-of-the art web sites through our acquisition of Eonnet Technologies, Inc., and through use of our technology personnel

     o Increase the VHN membership and utilization through marketing initiative efforts and through this offering for free shares

     o    Enter into advertising arrangements with potential advertisers

     o Provide marketing resources to encourage physicians promotion of their portals (i.e. Office displays and training CDs) Create awareness of the Internet IRB web site by exhibiting at major clinical research events.

     o Conclude development of the phase-two of the Internet IRB ASP model and conduct system pilot.

Revenue Channels

o    Fee Based Sources:

     The company has developed a diversified revenue model, generating revenue from transactions, subscriptions, advertising, and e-commerce. However the company expects to derive most of its revenue from network and web development services and IRB services in its initial stages, while building applications.

     Networking services are billed in three ways. One way is on an hourly basis as services are rendered. Second is on a project-basis in which we are contracted on a "lump-sum" basis to undertake a strictly defined project. Third is on an annual contract, called EONsafeNET, which is paid in advance to render services on a continual basis for maintenance and upgrades.

     Web and wireless application development services are billed mostly on a project basis. However we also offer these services on an hourly contract basis. These services can also be offered in an annual contract called EONsafeWEB which is paid in advance to render services on a continual basis for maintenance and upgrades.

     We also generate revenues from hardware and software sales at an approximately 20% to 25% margin.

     In addition to the above primary fee based revenue sources, the following services also produce fee based revenues:

o Clinical Trials - We will be the first to link pharmaceutical companies and other clinical research sponsors with practicing physicians, to conduct clinical trials of new drugs and treatment protocols. Participation fees will be charged to both researchers and doctors.

o Institutional Review Boards (IRBs): We will pioneer the creation of Internet IRBs, whose approvals are mandatory, for all research studies involving human subjects. The system is currently being extended to function as an ASP, whereby licensing fees will be collected from subscribing external IRBs.

o Expert Medical Witness Program: This program will link defense attorneys and insurance companies with medical experts, charging each a fee for the listing.

o Office Management System: This platform will offer a suite of software products and services which automate administrative, financial, clinical and management functions for doctors and will generate a fee for Eonnet Media. Eonnet Media has partnerd with a company to offer their applications on Eonnet Media's web site doctorsurf.com as a private label ASP.

o Emergency Medical Card (emc911.com): This concept card is the most comprehensive emergency medical archival and on-demand service on the internet today. emc911.com, will generate an enrollment fee and open avenues for revenue sharing arrangements (e-commerce; consumer driven).

o Medical Surveys: We will host a platform for the benefit of the medical industry to conduct medical surveys via the Internet, and will be entitled to a fee for providing this service.

o Continued Medical Education (CME): Institutions offering CME credit, board review courses, and board certification can join with us to offer online services that will reach larger audiences than on-site programs, save doctors time and money, and bring revenues and members to us.

o    Sponsorship and Advertising:

     We plan to promote our doctor member base to pharmaceutical research and drug manufacturing companies to attract companies to enroll doctors in online surveys and clinical drug trials. Participating companies would pay us a fee to be able to post advertisements for the surveys and drug trials on our web sites. Moreover, the companies would pay participating doctor members for volunteering for the surveys and drug trials. We would receive a portion of that payment from doctor members on our web sites in exchange for their participation in the surveys and drug trials.

     With our 20,000 doctor membership base, marketing expenses are the sole cost incurred by us to generate revenues from these sources. As we do not administer the surveys or the drug trials, we are not subject to federal or state governmental regulation with respect to these services. We may not be able to generate sufficient revenues unless our doctor members agree to participate in online surveys and clinical drug trials.

     We are currently negotiating with several very interested pharmaceutical companies to develop innovative sponsorships. Pharmaceutical companies can sponsor a dedicated channel through us, for physician education, drug/device updates, FDA alerts and new announcements, reaching their target audience of doctors directly and interactively. Pharmaceutical companies also can advertise directly to doctor members and their patients.

     We are also currently negotiating with medical equipment suppliers, and several content providers with whom we are co-branded and will share in advertising revenues.

     We have identified a number of high-potential alliances that will generate attractive revenues for both parties. Existing relationships to mention a few include MedCareers.com, GiftCertificates.com, Wine.com and LiquidGolf.com.

Properties

     We lease approximately 1,800 square feet of office space for our executive offices and our operations in Largo, Florida. These offices are located at facilities located at 6925 112th Circle North, Suite 101, Largo, Florida, 33773. The lease expired on January 31, 2001 and the Company has since been leasing on a month-to-month basis and is renewable by Eonnet Media for an additional one-year term. The monthly lease payments are $1,200. We also lease approximately 2,500 square feet of office space for our development and marketing operations in Pittsburgh, Pennsylvania. The offices are located at facilities located at 367 Mansfield Avenue, Pittsburgh, PA 15220. The lease expires on January 31, 2002 and can be renewed for an additional one year term. The monthly lease payments are $ 3,500.

Legal proceedings

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors And Key Employees

      Our executive officers, directors and key employees and their ages and positions held with us and our principal subsidiary, Eonnet Technologies, Inc. are as follows:

Name                                  Age   Position
Vikrant Sharma....................... 31    Chief Executive Officer and Director

Rakesh K. Sharma, M.D................ 43    President, Secretary and Director;
                                            Chairman of Medical Advisory Council

Marc F. Sachs ....................... 32    Chief Financial Officer

Paul D. White ....................... 31    Chief Operating Officer and Vice
                                            President;

Jugal K. Taneja...................... 56    Consultant and Director

Mahesh Amin, M.D .................... 44    Vice President

Francis J. Averill, M.D. ............ 42    Vice President

Umesh Choudhry, M.D. ................ 39    Vice President

Sanjiv Kapil, M.D. .................. 32    Vice President

Rajinder S. Puri, M.D. .............. 64    Vice President

George L. Stuart, Jr. ............... 54    Director

Linda F. McClintock-Greco, M.D. ..... 46    Director

George W. Potts ..................... 30    Vice President of Sales and
                                            Marketing

      Each of our directors is elected for a one-year term at the annual meeting of shareholders and serves until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. We are not currently paying and have no current plan to pay any compensation to directors for their service on the board. Officers are elected annually by our Board of Directors and, subject to existing employment agreements, serve at the discretion of our Board.

      Vikrant Sharma has served as our Chief Executive Officer since January 2001. Mr. Sharma founded Eonnet Technologies, Inc. in 1998 and has served as the Chief Executive Officer Eonnet Technologies, Inc. since 1998. Prior to that, Mr. Sharma, for five years, served as the President and Project Manager at Sherman International Corporation, a supplier of iron and steel equipment in the global marketplace. Mr. Sharma holds a Bachelors Degree in Electrical Engineering from The Case Western Reserve University.

      Rakesh K. Sharma, M.D. serves as our President and Secretary, and has served on our Board of Directors since our inception. He also serves as chairman of our medical advisory council. Dr. Sharma has been a cardiologist and a member of the medical staffs of several hospitals in the Tampa Bay, Florida area, for the past six years. Since July 1999, he has also served as a senior partner and a director of The Heart & Vascular Institute of Florida. Dr. Sharma has also served on the Board of Directors of AACIO (American Association of Cardiologists of Indian Origin) since November 2000. Dr. Sharma has been on the Board of Directors of Dynamic Health Products, Inc., a distributor of dietary supplements and over-the-counter drugs, since March 1999.

      Marc F. Sachs became our Chief Financial Officer in April 2001. He has served as Eonnet Technologies, Inc.'s Operations Manager since May 1999 and as its Chief Financial Officer since January 2001. Prior to that he held positions with Preventive Technology, Inc., a network consulting company, as General Manager from March 1998 to May 1999, Sales Manager from January 1997 to March 1998, and as a consultant from March 1996 to January 1997. Prior to that he was Sale Manager for LifeTime Computer, a network consulting company, from December 1991 to March 1996. He has been in the information technology industry for 15 years. Mr. Sachs holds a Bachelor of Science degree in Business Management from Robert Morris College.

      Paul D. White was a founder of Eonnet Technologies Inc. and has served as its Vice President and Chief Operating Officer since its inception in December 1998. In April 2001, he became our Chief Operating Officer and a Vice President. From June 1996 to December 1998, he was an independent consultant specializing in systems integration and project management. From January 1994 to June 1996, he was the Operations Manager for TCI Media Services and had principal roles in streaming digital commercial insertion technology. He has ten years of experience in the software, telecommunications and systems integration industries in technology operations management, project management, engineering and systems consulting positions. Mr. White holds a Bachelor of Science degree in Information Sciences from Robert Morris College.

      Jugal K. Taneja is a consultant to us and has served on our Board of Directors since our inception. From November 1991 until December 1998, Mr. Taneja served as the Chairman of the Board and as Chief Executive Officer of NuMED Home Health Care, Inc., a provider of home health care services and contract staffing of health care employees. From June 1993 until March 1998, he was also the Chief Executive Officer of National Diagnostics, Inc., a provider of medical diagnostic services. NuMED and National Diagnostics, Inc., are publicly traded companies. Mr. Taneja was Chairman of the Board of DrugMax.com, Inc., a public company engaged in e-commerce, from March 1997 until November 1999 and serves as Chairman of the Board and CEO of that company since October 2000. In addition, Mr. Taneja is currently serving as the Chairman of the Board of Go2Pharmacy, Inc., a public company that manufactures and packages health products and nutritional supplements and is also serving as Chairman of the Board of Dynamic Health Products, Inc., a distributor of dietary supplements and over-the-counter drugs. He has held that position since Dynamic's inception in January 1998.

      Mahesh Amin, M.D. serves as a Vice President and is a member of our medical advisory council. Dr. Amin is a cardiologist who has been in private practice in Clearwater, Florida since July 1992.

      Francis J. Averill, M.D. serves as a Vice President. Since July 1991, Dr. Averill has worked as a pulmonologist at the Diagnostic Clinic in Largo, Florida and currently is the director of the intensive care unit at Largo Medical Center.

      Umesh Choudhry, M.D. serves as a Vice President and is a member of our medical advisory council. From July 1995 to August 1999, Dr. Choudhry served on the teaching staff at the University of South Florida's College of Medicine. Since September 1999 he has been practicing as a gastroenterologist in Clearwater, Florida. He also served as the President of Advanced Digestive Care, P.A., a Florida corporation, since July 1999.

      Sanjiv Kapil, M.D. serves as a Vice President. Dr. Kapil is a rheumatologist and since 1996 has practiced in a multi-specialty group at a clinic in the Tampa Bay, Florida area. From July 1994 to June 1996 he was a Fellow at the University of Washington Medical Center in Seattle, Washington.

      Rajinder S.Puri, M.D. serves as a Vice President. Dr. Puri is a general practitioner with offices in Lakeland and Winter Haven, Florida. He has been in private practice in Central Florida since January 1981.

      George L. Stuart, Jr. served as our Chief Executive Officer from December 1999 until September 2000. In addition, since December 1999, Mr. Stuart has served as a Director. From July 1997 to December 1999 Mr. Stuart was Vice President and Director of Leapfrog Smart Products, Inc., a high-technology smart card development company in Orlando, Florida. From January 1995 to July 1997, Mr. Stuart was a partner in Stuart/Cloud Enterprises, a government relations business development and organizational consulting firm in Tallahassee, Florida. From January 1991 to January 1995, Mr. Stuart served as the Secretary and Chief Executive Officer of the State of Florida's Department of Business and Professional Regulation. Mr. Stuart holds a B.A. degree in Economics from the University of Florida and an M.B.A. degree from Harvard University's Graduate School of Business.

      Linda F. McClintock-Greco, M.D. has served as a Director of the Company since February 2001. Dr. McClintock-Greco has served on the Board of Directors of Sykes Enterprises, Inc. since May 1998 and is a member of the Compensation Committee, the Stock Option Committee, and the Nominating Committee. Since 1998, Dr. McClintock-Greco has been the President and Chief Executive Officer of Greco & Assoc. Consulting, a healthcare consulting firm, and in that capacity serves as the vice president of Medical Affairs for Entrusted Healthcare Management Services for the State of Florida. Until 1998, she served as Chief Executive Officer and Chief Medical Officer of Tampa General HealthPlan, Inc. (HealthEase) and had spent the past 11 years in the health care industry as both a private practitioner in Texas and a managed care executive serving as the Regional Medical Director with Humana Health Care Plan. Dr. McClintock-Greco serves on the Board of Directors of the Florida Association of Managed Care Organizations (FAMCO) currently acting as Treasurer. Dr. McClintock-Greco also serves on the board of several charitable organizations.

      George W. Potts has served as Eonnet Technologies, Inc.'s Director of Client Relations since October 2000. In April 2001, he became our Vice President of Sales and Marketing. From May 2000 to October 2000 he was Membership Sales Executive for Pittsburgh Technology Council, a non-profit organization that represents 1,800 technology firms in the Pittsburgh, Pennsylvania region. Prior to he was contracted with Northwestern Mutual Life

Insurance Company from September 1999 to May 2000 to assist established agents in Pittsburgh, in entering the technology vertical market. Prior to that, he held positions with CompUSA, Inc. as Direct Sales Manager from December 1998 to September 1999 and Training Center Account Executive from October 1997 to December 1998. From September 1995 to October 1997, Mr. Potts was Coordinator of International Initiatives for Duquesne University. Mr. Potts holds a Master of Science degree in Education and a Bachelor of Arts degree in Political Science from Duquesne University.

Medical Advisory Council

      The Company has formed a Medical Advisory Council to consist of ten physicians from different specialties and charged with different responsibilities. The Medical Advisory Council is intended to assist the Company in the following manner:

      o Help the Company regarding content development for different medical specialties.

      o     Help in planning educational activities.

      o Serve as a liaison with medical associations, medical institutions, and various hospitals.

      o Help in developing various programs for patients, medical students, and physicians.

      o Recommend to the Board regarding need of physicians in offices regarding network solutions and website needs.

      o Recommend to the board regarding various channels such as billing/collection module, personal physician portal, office research, internet IRB, liaison with 3rd parry insurance, practice guidelines developments, disease center, cme, on line board preparation, asp modules for physicians, asp modules for medical students/ residents, non medical need for physicians, wireless applications for physicians, lab links and asp module, and strategic relations with pharmaceuticals.

      The Medical Advisory Council will report on a monthly basis to the Company's Chief Executive Officer and the President. The Company expects to pay each member, other than Dr. Sharma, $24,000 per year for a minimum of 10 hours per month in service to the Company. Dr. Sharma will be paid $100,000 per year for his services on the Medical Advisory Council.

Executive Compensation

      The following table sets forth certain information regarding compensation earned by Vikrant Sharma and George L. Stuart, Jr. (the "Named Executive Officers"), during the years ended December 31, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE
                                                            Annual Compensation
   Name and Principal Position              Year        Salary ($)     Bonus ($)
Vikrant Sharma, Chief Executive
   Officer (1)                              2000          $81,330     $    -0-
                                            1999          26,177      $    -0-
Rakesh Sharma, President and  Executive
   Member of Medical Advisory Council       2000            $0        $    -0-
                                            1999            $0        $    -0-
George L. Stuart, Jr., Chief
   Executive Officer(2)                     2000          $73,100     $    -0-
                                            1999          $10,417     $    -0-
----------

      (1) Mr. Vikrant Sharma has served as our Chief Executive Officer since January 15, 2001. The salary paid to Mr. Vikrant Sharma for the years 2000 and 1999 were paid to him in his capacity as President of Eonnet Technologies, Inc. and were paid by Eonnet Technologies, Inc.

      (2) From December 1, 1999 through September 30, 2000, Mr. Stuart served as our Chief Executive Officer.

Committees of the Board

      The Board of Directors has established the following committees:

      Audit Committee. The Audit Committee is comprised of George Stuart and Dr. Linda McClintock-Greco. The Audit Committee is responsible for reviewing the independence, qualifications, and activities of the Company's independent certified public accountants and the Company's financial policies, control procedures, and accounting staff.

      Compensation Committee. The Audit Committee is comprised of George Stuart and Dr. Linda McClintock-Greco. The Compensation Committee is responsible for establishing the compensation of the Company's directors and officers. The Compensation Committee also administers the Company's 2001 Stock Option Plan.

Compensation of the Board

      The Board of Directors meets in person once per calendar quarter and has two telephonic meeting during each calendar quarter. Directors of the Company receive $2,000 per calendar quarter provided that they attended at least two of the three meetings during the calendar quarter. Directors also receive an additional $500 for attending each in-person Board meeting.

      Each director will be granted 25,000 options following the completion of this offering and an additional 10,000 options for each committee membership.

Employment Agreements And Other Arrangements

      In January 2001, we entered into an Employment Agreement with Vikrant Sharma, as our Chief Executive Officer and as Chief Executive Officer of Eonnet Technologies, Inc., which provides for an initial term of three years commencing January 15, 2001, in exchange for Mr. Sharma's full-time services to us. The annual salary payable under the agreement is $120,000, of which $36,000 shall be accrued until we complete this offering. During the term of the agreement, the salary may be increased at the discretion of our Board of Directors, based upon Mr. Sharma's performance. Mr. Sharma's employment agreement also contains standard termination provisions for disability, for cause, and for good reason. Mr. Sharma's employment agreement further provides for benefits and contains confidentiality and non-competition provisions that prohibit him from competing with us. The period covered by the non-competition provisions will end three years after the expiration of the agreement or after Mr. Sharma's termination.

      On January 1, 2001, we entered into a Consulting Agreement with Rakesh K. Sharma, M.D., which provides for an initial term of three years commencing January 1, 2001, in exchange for Dr. Sharma's part-time services to us as a member of our Medical Advisory Council. It is anticipated that Dr. Sharma will devote approximately 25% of his time to our affairs, under the agreement. The monthly compensation under the agreement is $8,333 commencing January 1, 2001, and continuing each month thereafter for 36 months, and shall be accrued until such time we have sufficient funds and working capital to pay such compensation. Dr. Sharma's consulting agreement contains standard provisions for confidentiality and non-competition provisions that prohibit him from competing us.

      On January 1, 2001, we entered into a Consulting Agreement with Jugal K. Taneja, which provides for an initial term of three years commencing January 1, 2001, in exchange for Mr. Taneja's part-time services to us. It is anticipated that Mr. Taneja will devote approximately 25% of his time to our affairs, under the agreement. The monthly compensation under the agreement is $8,333 commencing January 1, 2001, and continuing each month thereafter for 36 months, and shall be accrued until such time as we have sufficient funds to pay such compensation. Mr. Taneja's consulting agreement contains standard provisions for confidentiality and non-competition provisions that prohibit him from competing with us.

      On January 1, 2001, we entered into a Consulting Agreement with Stephen M. Watters, which provides for an initial term of three years commencing January 1, 2001, in exchange for Mr. Watters's part-time services to us. It is anticipated that Mr. Watters will devote approximately 25% of his time to our affairs, under the agreement. The monthly compensation under the agreement is $8,333 commencing January 1, 2001, and continuing each month thereafter for 36 months, and shall be accrued until such time as we have sufficient funds to pay such compensation. Mr. Watters consulting agreement contains standard provisions for confidentiality and non-competition provisions that prohibit him from competing with us.

Compensation Pursuant To Plans

      2001 Stock Option Plan. On April 1, 2001, our Board of Directors and our stockholders adopted our 2001 Stock Option Plan. The 2001 plan will enable us to attract and retain top-quality employees, officers, directors and consultants and to provide such employees, officers, directors and consultants with an incentive to enhance stockholder return. The 2001 plan will allow the grant of options to purchase a maximum aggregate of 400,000 shares of common stock to our officers, directors, or other key employees and consultants.

      The Board of Directors or a committee of the Board may administer the 2001 plan, and has complete discretion to select the optionees and terms and conditions of each option, subject to the provisions of the 2001 plan. Options granted under the 2001 plan may be "incentive stock options" as defined in
Section 411 of the Internal Revenue Code of 1986 or so-called nonqualified options.

      The exercise price of incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the company). The Internal Revenue Code currently limits to $100,000 the aggregate value of common stock that may be acquired in any one year pursuant to incentive stock options under the 2001 plan or any other option plan adopted by a company.

      Nonqualified options may be granted under the 2001 plan at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of common stock that may be acquired pursuant to such options in any one year.

      Subject to the limitations contained in the 2001 plan, options become exercisable at such times and in such installments (but not less than 20% per year) as the Committee shall provide in the terms of each individual stock option agreement. The Committee must also provide in the terms of each stock option agreement when the option expires and becomes unexercisable, and may also provide the option expires immediately upon termination of employment for any reason. No option held by directors, executive officers or other persons subject to Section 16 of the Securities Exchange Act of 1934 may be exercised during the first six months after such option is granted.

      Unless otherwise provided in the applicable stock option agreement, upon termination of employment of an optionee, all options that were then exercisable would terminate three months (twelve months in the case of termination by reason of death or disability) following termination of employment. Any options which were not fully vested and exercisable on the date of such termination would immediately be cancelled concurrently with the termination of employment.

      Options granted under the 2001 plan may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the company). Options granted under the 2001 plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 2001 plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 2001 plan is effective for ten years, unless sooner terminated or suspended.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth information regarding beneficial ownership of our common stock:

      o each person who is known to own beneficially more than 5% of the outstanding shares of our common stock,

      o     each of our directors,

      o     each of our officers, and

      o     all of our directors and executive officers as a group:

Name and Address                          Number of shares       Percentage

Vikrant Sharma (1)....................         850,000             31.1%
Jugal K. Taneja (2)...................         474,075             14.9%
Rakesh K. Sharma (3)..................         358,335             12.8%
21st Century Health Care Fund(4)......         155,556              5.6%
Carnegie Capital Ltd.(5)..............         155,556              5.6%
Brod Living Trust(6)..................         138,889              5.0%
Paul D. White.........................         100,000              3.6%
Mahesh Amin, M.D......................          68,519              2.4%
Umesh Choudhry, M.D...................          64,352              2.3%
Sanjiv Kapil, M.D. ...................          62,037              2.2%
Rajinder S. Puri, M.D. ...............          61,111              2.2%
Francis J. Averill, M.D...............          37,037              1.3%
Marc F. Sachs.........................           8,500               .3%
George L. Stuart, Jr..................           6,944               .2%
Linda McClintock-Greco, M.D...........           - 0-                 0%
All current directors and
officers as a group -
12 persons............................       2,053,503             73.5%

-----------------

      (1)   Business address is 367 Mansfield Avenue, Pittsburgh, PA 15220.
      (2) Business address is 7270 Sawgrass Point Drive, Pinellas Park, FL 33782. Includes 77,778 shares owned directly and 338,890 shares beneficially owned: 155,556 shares owned by 21st Century Health Care Fund, 155,556 shares owned by Carnegie Capital, Ltd. and 27,778 shares owned by Dynamic Health Products, Inc. Mr. Taneja is the general partner of both 21st Century health Care Fund and Carnegie Capital, Ltd. As such, Mr. Taneja holds sole voting and investment power with respect to such shares. Mr. Taneja is a controlling shareholder of Dynamic Health Products, Inc., with beneficial ownership of approximately 67% of its outstanding common stock.
      (3) Business address is 1819 Alicia Way, Clearwater, FL 33764. Includes 319,816 shares owned directly and 18,519 shares beneficially owned, which shares are owned by RK Family Partnership. Dr. Sharma is the general partner and as such, Dr. Sharma holds sole voting and investment power with respect to such shares.

      (4)   Business address is 6925 112th Circle North, Suite 101, Largo, FL
            33773.
      (5)   Business address is 6925 112th Circle North, Suite 101, Largo, FL
            33773.
      (6)   Business address is 7270 Sawgrass Point Drive, Pinellas Park, FL
            33782.
      (7)   Business address is 1 Cedar Glen Drive, Blairstown, NJ 07825
      (8) George L. Stuart, jr., in addition to his ownership of 6,955 shares of our common stock, holds options to purchase 13,889 shares, none of which may be exercised in 60 days.


                              CERTAIN TRANSACTIONS

         The Company currently owed approximately $98,000 in indebtedness to Vikrant Sharma, the Chief Executive Officer, and his immediate family members. The Company intends to repay this indebtedness in full from the net proceeds of this offering.

                          DESCRIPTION OF CAPITAL STOCK

General

         Our authorized capital stock consists of 95,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. The following is a description of our capital stock.

Common stock

         The holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote at a meeting of shareholders, and except as provided by resolutions of our board of directors providing for the issuance of any class or series of preferred stock, the exclusive voting power for all purposes is vested in the holders of our common stock.

         Subject to the preferential rights of holders of our preferred stock as provided by resolutions of our board of directors authorizing the issuance of any class of preferred stock, holders of our common stock are entitled to receive their pro rata share, based upon the number of shares held by them, of any dividends or other distributions as may be declared by the board of directors. In the event of a liquidation, dissolution, or winding up of our operations, holders of our common stock are entitled to share ratably in all assets remaining after the payment or provision of our debts and other liabilities and the liquidation preference of any outstanding preferred stock. Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are, and the shares of common stock involved in this offering will be, when issued, validly issued, fully paid and nonassessable.

         If we distribute all of the shares of common stock being offered in this offering, our current executive officers and directors will beneficially own or have voting control over approximately 29.9% of our outstanding common stock. Accordingly, these individuals, if they act as a group, will have substantial influence over all matters requiring shareholder approval, including the election of our directors. Also, this concentration of ownership may have the effect of delaying, deterring or preventing a change in our control.

Preferred stock

         Our articles of incorporation authorize the board of directors to provide by resolution for the issuance from time to time of up to 5,000,000 shares of preferred stock in one or more class or series, with any special rights and preferences, including but not limited to dividend or liquidation preferences, voting rights and redemption rights, anti-dilution rights or conversion rights, as the board may specify.

         If Eonnet Media were to issue preferred stock, that class of stock would have the right to vote as a class on a merger or sale of assets of Eonnet Media. Accordingly, the issuance of preferred stock could have the effect of delaying or preventing a change in control of Eonnet Media, even if a change in control were in the best interests of the common stock shareholders.

         As of the date of this prospectus, the board of directors has not authorized the issuance of any class or series of preferred stock and no shares of preferred stock are issued or outstanding.

Transfer Agent And Registrar

         Registrar and Transfer Company, in Cranford, New Jersey, serves as transfer agent and registrar for our common stock.

                              PLAN OF DISTRIBUTION

         Our directors, officers and certain stockholders have agreed not to offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to any additional shares of the common stock or securities convertible into or exchangeable or exercisable for any shares of the common stock, without the prior written consent of Kashner Davidson Securities, for a period of six months after the date of this prospectus.

         We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect. The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the securities who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the securities until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the over the counter Bulletin Board or otherwise and, if commenced, may be discontinued at any time. Prior to this offering there has been no active trading market for our common stock. Accordingly, the offering price of the shares was determined by negotiation between the Company and the underwriter. Factors considered in determining such price and terms, include prevailing market conditions and an assessment of our future prospects. The offering price of the shares does not bear any relationship to assets, earnings, book value, or other criteria of value applicable to the Company. You should not consider the offering price to be and indication of the actual value of our common stock. The price of our stock is subject to change as a result of market conditions and other factors. No assurances can be given that our stock can be resold at the offering price.

                        SHARES AVAILABLE FOR FUTURE SALE

         Upon completion of this offering, we will have 3,795,679 shares of common stock outstanding, assuming all shares being offered are sold. The 1,000,000 shares of common stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act.

         The remaining approximately 2,795,679 shares of common stock will be "restricted" securities within the meaning of Rule 144 of the Securities Act of 1933, and may not be sold in the absence of registration under the securities laws unless an exemption from registration is available.

         One of those exemptions is Rule 144. In general, Rule 144 allows a shareholder who has beneficially owned restricted securities for at least one year to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 also must be sold through brokers or "market makers" and current public information regarding the company must be available. Shares properly sold in reliance on Rule 144 to persons who are not affiliates of us become freely tradable without restriction. Rule 144 also permits sales by a person who has beneficially owned shares for at least two years and who is not an affiliate of the company. Our affiliates are people that directly or indirectly control us, are controlled by us, or are under common control with us. For example, our directors, executive officers, and significant shareholders are affiliates.

                                     EXPERTS

         The financial statements of Eonnet Media, Inc., as of December 31, 1999 and 2000 and for the period from May 14, 1999 (date of inception) through December 31, 1999 and for the year ended December 31, 2000 appearing in this prospectus have been audited by Brimmer, Burek & Keelan LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the common stock offered in this offering will be passed upon by Foley & Lardner. Foley & Lardner holds 22,222 shares of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to this offering. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and its accompanying exhibits and schedules. For further information with respect to Eonnet Media and the securities in this offering, please see the registration statement and the accompanying exhibits and schedules.

         Statements contained in this prospectus as to the contents of any agreement or any other document summarize only the material provisions of such document and are not necessarily complete, and in each instance, reference is made to the copy of the agreement or document filed as an exhibit to the registration statement, with each statement being qualified in all respects by their reference.

         We will file annual, quarterly, and current reports, proxy statements, and other documents with the Commission. You may read and copy any document that we file with the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of those materials may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings with the Commission are also available from the Commission's web site at http://www.sec.gov.

               EONNET MEDIA, INC. - INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS OF EONNET TECHNOLOGIES, INC.

Report of Brimmer, Burek & Keelan LLP, Independent Auditors

Balance Sheets as of December 31, 2000 and 1999 and March 31, 2001 (unaudited)

Statements of Operations for the years ended December 31, 2000 and 1999 and for the period ended March 31, 2001 (unaudited)

Statements of Shareholders' Equity (Deficit) for the years ended December 31, 2000 and 1999 and for the period ended March 31, 2001 (unaudited)

Statements of Cash Flows for the years ended December 31, 2000 and 1999 and for the period ended March 31, 2001 (unaudited)

Notes to Financial Statements



AUDITED FINANCIAL STATEMENTS OF EONNET MEDIA, INC.

Report of Brimmer, Burek & Keelan LLP, Independent Auditors

Balance Sheets as of December 31, 2000 and 1999 and March 31, 2001 (unaudited)

Statements of Operations for the years ended December 31, 2000 and 1999 and for the period ended March 31, 2001 (unaudited)

Statements of Shareholders' Equity (Deficit) for the years ended December 31, 2000 and 1999 and for the period ended March 31, 2001 (unaudited)

Statements of Cash Flows for the years ended December 31, 2000 and 1999 and for the period ended March 31, 2001 (unaudited)

Notes to Financial Statements



UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2000 and March 31, 2001

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2000 and for the period ended March 31, 2001 (unaudited)

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Eonnet Media, Inc.:

We have audited the accompanying consolidated balance sheet of Eonnet Media, Inc. and subsidiaries (a development stage company) (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the period from May 14, 1999 (date of inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the period from May 14, 1999(date of inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in the development and management of an Internet site. As discussed in Note 2 to the financial statements, the Company's operating loss since inception raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are described in Note
2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Brimmer, Burek, & Keelan, LLP
Certified Public Accountants

Tampa, Florida
March 8, 2001

                               EONNET MEDIA, INC.
                          (A Development Stage Company)
                                 LARGO, FLORIDA
                           CONSOLIDATED BALANCE SHEETS



                                     ASSETS


                                          December 31,             March 31,
                                  --------------------------         2001
                                     2000           1999          (unaudited)
                                  -----------    -----------    ----------------
Current assets
Cash                               $ 332,291      $ 658,629         $ 136,459
Due from affiliate                                                     50,000
Other current assets                  11,256         40,454            39,998
                                  -----------    -----------     -------------

Total current assets                 343,547        699,083           226,457




Property and equipment (net)         120,921         82,023           114,623




Other assets                           2,458          1,603             2,458
                                  -----------    -----------     -------------



Total Assets                       $ 466,926      $ 782,709         $ 343,538
                                  ===========    ===========     =============

                                   LIABILITIES

                                               December 31,        March 31,
                                        ------------------------     2001
                                            2000         1999     (unaudited)
                                        -----------  -----------  ------------

Accounts payable                         $ 263,888    $ 174,417    $ 281,430
Other current liabilities                  132,279       43,289      116,153
Loans payable                              182,375            -      131,750
Due to purchasers of common stock          135,000      775,000      135,000
Current portion of long term debt           41,313       25,417       41,313
                                        -----------  -----------  -----------
Total current liabilities                  754,855    1,018,123      705,646
                                        -----------  -----------  -----------

Long term debt
Notes and leases payable                         -       35,948            -
Convertible notes                          225,000            -      225,000
                                        -----------  -----------  -----------
Total liabilities                          979,855    1,054,071      930,646
                                        -----------  -----------  -----------

Stockholders' deficit
Preferred stock par value .01 -
 5,000,000 shares authorized, no
 shares issued and outstanding                 -            -            -
Common stock par value .01 -
 95,000,000 shares authorized,
 1,795,679 and 23,250,000 shares
 issued and outstanding                     17,957      225,000       17,957
Additional paid-in capital               1,731,322      166,000    1,731,322
Stock subscription receivable              (79,525)     (45,000)     (79,525)
Accumulated deficit                     (2,182,683)    (617,362)  (2,256,862)
                                        -----------  -----------  -----------
Total stockholders' deficit             $ (512,929)  $ (271,362)    (587,108)
                                        -----------  -----------  -----------

Total liabilities and
 shareholders' deficit                     466,926      782,709    $ 343,538
                                        ===========  ===========  ===========

Please read accompanying notes.

                                                    EONNET MEDIA, INC.
                                               (A Development Stage Company)
                                                      LARGO, FLORIDA
                                           CONSOLIDATED STATEMENTS OF OPERATIONS
                                   Year ended          May 14, 1999         May 14, 1999
                                  December 31,        (inception) to       (inception) to        Three months ended March 31,
                                      2000                 1999           December 31, 2000         2001              2000

Sales                            $     20,670          $       900         $     21,570        $    3,816        $    1,370

Operating expenses
Depreciation                           35,690                4,294               39,984             6,298             5,729
Advertising & promotion               117,903               27,394              145,297               700            67,921
Payroll and related taxes             768,890              313,495            1,082,385            39,403           202,992
Website expense                       139,284               45,169              184,453             7,982            11,159
Legal & professional fees             287,181              192,425              479,606               224            71,815
Other operating expenses              232,991               49,187              282,178            15,791            65,516
                                   ----------            ---------          -----------        ----------        ----------
Total operating expense             1,581,939              631,964            2,213,903            70,398           425,132
                                   ----------            ---------          -----------        ----------        ----------
Net operating loss                 (1,561,269)            (631,064)          (2,192,333)          (66,582)         (423,762)

Other income (expense)
Interest income                        24,202               16,626               40,828             1,266             7,405
Interest expense                      (28,254)              (2,924)             (31,178)           (8,863)           (3,539)
                                   ----------            ---------          -----------        ----------        ----------
Total other income (expense)           (4,052)              13,702                9,650            (7,597)            3,866
                                   ----------            ---------          -----------        ----------        ----------
Net loss                       $   (1,565,321)       $    (617,362)      $   (2,182,683)      $   (74,179)     $   (419,896)
                                   ==========            =========          ===========        ==========        ==========

  Basic and diluted loss
   per share                            (1.22)               (0.49)                                 (0.06)            (0.33)
                                   ==========            =========                             ==========        ==========
  Weighted average common
   shares outstanding               1,280,549            1,250,000                              1,280,549         1,253,889
                                   ==========            =========                             ==========        ==========


Please read accompanying notes.


                                                         EONNET MEDIA, INC.
                                                   (A Development Stage Company)
                                                           LARGO, FLORIDA
                                               STATEMENT OF STOCKHOLDERS' DEFICIENCY
                                 PERIOD FROM MAY 14, 1999 (DATE OF INCEPTION) TO DECEMBER 31, 2000



                                       Preferred         Common                Additional      Stock
                                        Stock            Stock                   Paid-in     Subscription  Accumulated
                                    Shares   Amount      Shares       Amount     Capital      Receivable     Deficit        Total

Initial Issuance Of Common
  Stock, May 14, 1999                   -    $   -     22,500,000    $225,000     $    -             -         $    -     $ 225,000

Contributed services                    -        -              -           -      166,000           -              -       166,000

Stock subscription
 receivable for shares
 subject to recission                   -        -              -           -            -     (45,000)             -       (45,000)

  Net loss                              -        -              -           -            -           -       (617,362)     (617,362)

Balances, December 31, 1999             -        -     22,500,000     225,000      166,000     (45,000)      (617,362)     (271,362)

Shares from termination of
rescission offer                        -        -        615,000       6,150      608,850           -              -       615,000


Stock subscription receivable           -        -      3,075,000      30,750       21,525     (52,275)             -             -


Contributed services (Note 2)           -        -              -           -       44,950           -              -        44,950


Stock issued for services               -        -      3,005,000      30,050       21,035           -              -        51,085


Please read accompanying notes.



                                                        EONNET MEDIA, INC.
                                                  (A Development Stage Company)
                                                          LARGO, FLORIDA
                                              STATEMENT OF STOCKHOLDERS' DEFICIENCY
                                PERIOD FROM MAY 14, 1999 (DATE OF INCEPTION) TO DECEMBER 31, 2000


                                     Preferred                                Additional      Stock
                                       Stock        Common Stock                Paid-in    Subscription  Accumulated
                                   Shares  Amount     Shares        Amount      Capital     Receivable     Deficit          Total


Stock issued as severance pay          -       -        190,000       1,900       188,100           -              -       190,000

Stock issued for professional
 fees                                  -       -        218,750       2,188       141,562           -              -       143,750


Stock issued to satisfy payables       -       -        251,250       2,512       123,738           -              -       126,250


Expenses of free share offering        -       -              -           -       (92,094)          -              -       (92,094)


Stock subscription satisfied           -       -              -           -             -      45,000              -        45,000


Minority interest in EMC911            -       -              -           -        42,063           -              -        42,063

Shares issued to acquire
 minority interest in
 EMC911.com                            -       -      2,466,666      24,667       160,333     (27,250)             -       157,750

 Net loss                              -       -              -           -             -           -     (1,565,321)   (1,565,321)

1 for 18 reverse stock split                        (30,525,987)   (305,260)      305,260
                                   -----    -----   -----------    --------     ---------     --------    -----------     --------
Balances, December 31, 2000            -   $   -      1,795,679    $ 17,957    $1,731,322    $(79,525)   $(2,182,683)    $(512,929)
                                   =====    =====   ===========    ========     =========     ========    ===========     ========

Please read accompanying notes.


                                                         EONNET MEDIA, INC.
                                                    (A Development Stage Company)
                                                            LARGO FLORIDA
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                Year ended     May 14, 1999          May 14, 1999              Three months
                                               December 31,   (inception) to         (inception) to            ended March 31,
                                                   2000            1999            December 31, 2000        2001           2000

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss                                       $(1,565,321)   $     (617,362)           (2,182,683)       (74,179)    $ (419,897)
Adjustments to reconcile net income
 to net cash provided (used) by
 operating activities

Depreciation                                        35,690             4,294                39,984          6,298          5,729

Compensation paid in stock                         286,035           166,000               452,035                             -

Stock issued for professional services             113,750                                 113,750                        54,950

(Increase) decrease in:

Other current assets                                 8,345           (16,237)               (7,892)         6,258        (49,133)

Increase (decrease) in:

Accounts payable                                   185,808           174,417               360,225        (17,458)       150,393

Accrued expenses                                   103,989            43,289               147,278        (16,126)        16,919
                                                ----------        ----------          ------------     ----------      ---------
Net cash provided (used) by
 operating activities                             (831,704)         (245,599)           (1,077,303)       (95,207)      (241,039)
                                                ----------        ----------          ------------     ----------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property and equipment                 (74,588)          (33,196)             (107,784)                      (46,803)

Purchase of minority interest in EMC911.com                                                               (50,625)

Loans to affiliate                                                                                        (50,000)
                                                ----------        ----------          ------------     ----------      ---------
Net cash provided (used) by
 investing activities                              (74,588)          (33,196)             (107,784)      (100,625)       (46,803)
                                                ----------        ----------          ------------     ----------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from sale of stock                        157,750           180,000               337,750                       385,250

Payments on long-term debt                         (20,052)          (17,576)              (37,628)                      (10,855)

Proceeds from convertible debt                     225,000                 -               225,000                             -

Stock subscriptions collected                       45,000                 -                45,000                        45,000

Loan proceeds                                      182,375                                                                     -

IPO expenses paid                                  (27,181)                -               (27,181)                      (20,000)

Sale of stock subject to recission                  42,062           775,000               817,062                             -

Cash payments to rescinding shareholders           (25,000)                                (25,000)                      (25,000)
                                                ----------        ----------          ------------     ----------      ---------

  Net cash provided (used) by financing
  activities                                       579,954           937,424             1,335,003              -        374,395
                                                ----------        ----------          ------------     ----------      ---------


Please read accompanying notes.

                               EONNET MEDIA, INC.
                          (A Development Stage Company)
                                 LARGO, FLORIDA
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                           Three months
                                                            May 14, 1999          May 14, 1999            ended March 31,
                                                           (inception) to        (inception) to       March 31,     March 31,
                                             2000        December 31, 1999     December 31, 2000        2001           2000

Net increase (decrease) in cash
 for the year                                 (326,338)             658,629               332,291       (195,832)        86,553

Cash at beginning of year                      658,629                    -                     -        332,291        658,629
                                        ---------------  -------------------   -------------------   ------------  -------------
Cash at end of year                         $  332,291        $     658,629         $     332,291                     $ 745,182
                                                                                                         136,459
                                        ===============  ===================   ===================   ============  =============

Supplemental Information
Cash paid for interest                      $   13,139        $       2,924         $      16,063                      $  3,539
                                        ===============  ===================   ===================   ============  =============
Cash paid for taxes                           $      -          $         -           $         -                       $     -
                                                                                                               -
                                        ===============  ===================   ===================   ============  =============
Non cash transactions

Common stock sold subject to rescission       $      -        $     775,000         $     775,000              -        $     -
                                        ===============  ===================   ===================   ============  =============

Stock subscriptions for receivable          $  (79,525)       $      45,000         $     (34,525)                      $     -
                                        ===============  ===================   ===================   ============  =============

Stock issued for services                   $  399,785          $         -         $     399,785                       $     -
                                        ===============  ===================   ===================   ============  =============

Stock issued in satisfaction of
payables                                    $  126,250          $         -         $     126,250                       $     -
                                        ===============  ===================   ===================   ============  =============


IPO expenses in accounts payable            $   14,913          $         -         $      14,913         35,000        $     -
                                        ===============  ===================   ===================   ============  =============
Write off of prepaid IPO expenses           $   20,000          $         -         $      20,000                       $     -
                                        ===============  ===================   ===================   ============  =============

Common stock issued for IPO expenses        $   60,000          $         -         $      60,000                     $  60,000
                                        ===============  ===================   ===================   ============  =============


Please read accompanying notes.


                               EONNET MEDIA, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
         PERIOD FROM MAY 14, 1999 (DATE OF INCEPTION) TO MARCH 31, 2001


NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

Eonnet Media, Inc. (the "Company") was incorporated to provide a premier Internet web site for doctors that is dedicated to doctor education, communication, and information exchange using state-of-the-art technology, security, doctor authentication, and a combination of Internet protocols. The Company activated its web site during the first quarter of 2000. The Company's fiscal year-end is December 31. During 1999, the Company filed a registration statement on Form SB-2 for the issuance of 25,000,000 shares of common stock. On March 7, 2000, the registration statement was declared effective by the Securities and Exchange Commission (the "SEC") in select states.

In January 2000, Eonnet Media created EMC911 ("EMC") to develop and market an emergency medical card. Through its website EMC collects and stores medical information provided by subscribers. Using the EMC card, medical personnel can access information they need such as blood type, allergies, primary physician and insurance carrier.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the financial statements, the Company is a development stage enterprise, which has yet to generate revenues to support further operations. In order to fund operations to date, the Company has relied on funding raised from sales of the Company's equity securities. The Company's operating losses since inception raises substantial doubt about its ability to continue as a going concern.

The Company's success is dependent upon its ability to raise additional, sufficient investment capital to support the design and implementation of viable Internet web sites, thereby generating revenues to continue to fund operations. Management is considering raising capital either through a public offering.

The Company is subject to the risks and difficulties experienced by any new Internet-based business, such as limited operating history, competition, potential inability to locate Internet service providers and possible changes in domestic and foreign government regulation which may affect the acceptability of the Company's product by customers. Ultimately, the attainment of profitable operations is dependent upon future events including achieving a level of sales to support the Company's cost structure.

Principles of Consolidation - The consolidated financial statements include the accounts of Eonnet Media Inc and its wholly owned subsidiary, EMC911, Inc., collectively referred to as the "Company." All significant intercompany accounts and transactions have been eliminated in consolidation

Interim Results (Unaudited) - The accompanying financial statements as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 are unaudited. In the opinion of management, these financial statements have been prepared on the same basis as the audited financial statements included herein and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of results of the interim periods. The data disclosed in these notes to the financial statements for these respective periods is also unaudited.

Cash and Cash Equivalents - The Company considers all highly liquid investments with a maturity at time of purchase of three months or less to be cash equivalents.

Subscription Receivable - On June 21, 1999, the Company entered into a stock subscription agreement with an individual to sell 70,000 shares of the Company's common stock at a purchase price of $1 per share. The Company received $25,000 cash and a subscription receivable for $45,000. In January 2000, $10,000 of the subscription receivable was satisfied for cash. The remaining $35,000 subscription receivable was terminated and the related shares (35,000 shares) were sold to other independent investors for $35,000 in cash.

In December 2000 the Company entered into stock subscription agreements with various shareholders to sell 3,125,000 shares of stock at par value. A receivable of $31,250 has been recorded in connection with this sale.

Property and Equipment - Depreciation is provided for using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives (ranging from three to seven years). Leasehold improvements and equipment under capital leases are amortized over the lives of the respective leases or the service lives of the assets, whichever is shorter. Accelerated methods are used for tax depreciation.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reported period. Actual results could differ from those estimates.

Income Taxes - The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), Accounting for Income Taxes. Under SFAS No. 109, the Company uses the asset and liability method which recognizes the amount of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements and as measured by the provisions of enacted tax laws.

Advertising - The Company's policy is to expense advertising costs as the costs are incurred

Fair Value of Financial Instruments - The estimated fair value of amounts reported in the financial statements have been determined by using available market information and appropriate valuation methodologies. The carrying values of assets and liabilities approximate their fair values either because of their short-term nature or based upon their interest rates, which approximate market interest rates. .

Concentration of Risk - Financial instruments that potentially subject the Company to concentrations of credit risk consists of cash. The Company maintains its cash in deposit accounts with high quality financial institutions, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Stock-Based Compensation - The Company has adopted only the disclosure provisions of SFAS No. 123) ("SFAS No. 123"), Accounting for Stock-Based Compensation. As permitted by SFAS No. 123, the Company measures compensation costs in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Pro forma information regarding net income and earnings per share, as calculated under the provisions of SFAS No. 123, is disclosed in Note 6.

Loss per Common Share - The Company has adopted SFAS No. 128, Earnings Per Share. Basic loss per common share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted loss per common share reflects the potential dilution of securities that could share in the loss. The 750,000 shares of common stock subject to the recission offer have been excluded from both the basic and diluted loss per common share computations because the Company treats these shares as a liability.

Costs of Start-Up Activities- The American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-5, Reporting on the Costs of Start-Up Activities. The standard requires cost of start-up and organization costs to be expensed as incurred, and is effective for fiscal years beginning after December 15, 1998. The Company accounts for start-up costs and organization costs in accordance with SOP No. 98-5.

Software Development Costs - In March 1998, the American Institute of Certified Public Accountants issued SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 states that for software obtained or developed for internal use, computer software costs that are incurred in the preliminary project stage should be expensed as incurred. Costs to develop internal use computer software during the application development stage should be capitalized under a fixed-asset model, as long as those costs meet certain predefined characteristics. SOP No. 98-1 also provides that these capitalized development costs should be amortized in a systematic and rational manner over the estimated useful life of the software. Training and maintenance costs incurred during the post-implementation operating stage should be expensed as incurred. This statement is effective for financial statement periods ending after December 15, 1999. The Company does not develop software and therefor is not subject to the requirements of SOP No. 98-1.

Derivative Financial Instruments - In June 1998, the FASB issued SFAS No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The standard requires recognition of all derivatives as either assets or liabilities in the balance sheet and measurement of these instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends upon the intended use of the derivative and resulting designation if used as a hedge. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not use derivatives or engage in hedging activities therefor the adoption of SFAS No. 133 will not have an effect on the Company's financial statements.


NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                        December 31,            March 31,
                                     2000       1999        2001        2000

Office equipment                    $ 8,397    $ 3,632      $8,397     $ 7,683
Furniture and fixtures                8,918      2,991       8,918       6,346
Computer equipment                   67,675     25,503      67,675      48,499
Equipment under capital leases       53,121     53,121      53,121      53,121
Leasehold improvements               22,717      1,070      22,717      17,472
                                   --------    -------    --------    --------
                                    160,828     86,317     160,828     133,121
Lease accumulated depreciation
And amortization                    (39,907)    (4,294)    (46,205)    (10,023)
                                   --------    -------    --------    --------
Total                             $ 120,921   $ 82,023   $ 114,623   $ 123,098
                                   ========    =======    ========    ========

Depreciation and amortization expense for the year ended December 31, 2000 and for the period from May 14, 1999 (date of inception) to 1999 was 35,690 and $4,294 respectively. Depreciation and amortization expense for the three months ended March 31, 2001 and 2000 was $6,298 and $5,729 respectively

NOTE 4 - DUE TO PURCHASERS OF COMMON STOCK

During 1999 the Company sold 750,000 shares of the Company's common stock for $1 per share. Due to a possible violation of the Securities Act of 1933 requirements, the Company issued a memorandum to the purchasers of the shares enabling them to sell their shares back to the Company at any time through August 25, 2000 for the original issuance price of $1. As of December 31, 1999 the proceeds from the issuance of these shares of stock have been classified outside of equity in the accompanying balance sheet.

The December 31, 1999 balance sheet also includes $25,000 received from an investor for the purchase of 2,500,000 common shares of the Company. A stock certificate for the 2,500,000 common shares was not issued to this investor because the Company had requested certain information to ensure the investor was accredited. The investor never provided the requested information and in March 2000 the Company refunded the $25,000. Because of the missing information the 2,500,000 common shares were never issued and are not included in the number of shares of common stock outstanding as of December 31, 1999.

During 2000, eleven shareholders elected to have the Company repurchase a total of 135,000 shares of common stock pursuant to the 1999 repurchase offer. Because the Company does not have sufficient funds available to complete the purchase, the rescinding shareholders have been issued notes payable. The notes bear interest at 8% per annum and are payable when the Company completes its next debt or equity financing with proceeds of at $500,000.

The loans payable account consists of $131,750 in proceeds from the sale of EMC911.com (EMC) common stock. Based on comments received from the Securities and Exchange Commission (SEC) the Company has rescinded the sale of the EMC stock and the purchases have indicated a desire to invest the funds in shares of Eonnet Media common stock when the stock becomes available for sale.

At December 31, 2000 this account also includes $50,625 in amounts due to purchasers of EMC stock, who will receive refunds of their investment when the stock certificate or affidavit of certificate loss is received.


NOTE 5 - LONG-TERM OBLIGATIONS Long-term obligations consist of the following:

                                                      December 31,                      March 31,
                                                  2000            1999             2001           2000

Computer equipment under capital lease -
$53,121 original principal balance,
bearing interest at 17.97% per annum;
monthly principal and interest payments of
$1,930; maturing in November 2002;
collateralized by the equipment                 $41,313         $51,131         $41,313         $46,368

Loan payable to credit company -
$25,820 original principal balance,
bearing interest at 9.58% per annum;
monthly principal and interest payments
of $2,096; maturing in June 2000.                   -            10,235             -            10,235
                                                -------        --------         --------       --------
                                                 41,313          61,366           41,313         50,510
Less current portion of long-term debt           41,313          25,417           41,313         18,800
                                                -------        --------         --------       --------
                                                $   -           $35,949          $  -           $31,710
                                                =======        ========         ========       ========


As of March 31, 2001 the Company was in default under the capital lease and the lessor has the right to repossess the equipment or accelerate the lease payments. Therefore the remaining balance has been classified as current. The Company is attempting to negotiate a buy out of the lease

In July 2000 the Company issued convertible demand notes to five investors totaling $225,000. Interest at 8% per annum is payable quarterly beginning November 1, 2000. At the lender's option the notes may be converted into share of Doctorsurf common stock at a rate of one share for every dollar converted.


NOTE 5 - COMMITMENTS AND CONTINGENCIES

In August 1999 the Company entered into a one year operating lease for 1800 square feet of office space with a monthly payment of $1,200, plus applicable sales tax. In February 2000, the lease was amended to include an additional 1,100 square feet of office space. The monthly payment increased to approximately $1,650. In addition, the commencement date of the original was changed to February 1, 2000. The amended lease is renewable at the option of the Company for an additional two-year term. The Company has ability to terminate the lease at any time by providing 90 days notice.

NOTE 6 - STOCK REGISTRATION

On March 7, 2000, the registration statement on Form SB-2 Post-Effective Amendment No. 2 was declared effective by the Securities and Exchange Commission (the "SEC") in select states. The 25,000,000 shares of common stock registered thereunder are approved for issuance in the states of California, Louisiana, and Georgia. Approval for issuance in additional states is pending from the SEC. Pursuant to the Company's marketing plan. These registered shares will be issued at no cost to doctors who become secured members on the Company's web site. The fair market value of these shares will be charged to operations as promotion costs at the time of their issuance.


NOTE 7 - EARNINGS PER SHARE

Basic earnings per share amounts are computed by dividing the net income by the weighted-average number of common shares outstanding. Although the Company has issued some potentially dilutive securities, diluted earnings per share is the same as basic earnings per share because the Company incurred a net operating loss.

The Company's potentially dilutive securities include $225,000 in convertible debt that could be converted into 225,000 shares of stock. In addition, the Company has issued 405,000 options to purchase common stock at one dollar per share.


NOTE 8 - STOCK OPTIONS

During the period from May 14, 1999 (date of inception) through December 31, 1999, the Company granted stock options to certain employees and the Chief Executive Officer ("CEO"). The CEO was granted 250,000 stock options according to the terms of an employment agreement; 100,000 of these options vested on December 1, 1999 (effective hiring date per employment agreement) and the remaining 150,000 options vested when Mr. Stuart's employment was terminated in July 2000. These options expire on December 1, 2003.

An additional 50,000 stock options were granted to certain employees on December 31, 1999. These options vested immediately and expire on January 1, 2001. During 2000, an additional 105,000 options were granted to various employees. These options also vested immediately and expire on January 1, 2002.

As of March 31, 2001, 405,000 options are exercisable. All options have an exercise price at their grant date of $1, which equals the market price of the stock at that time. As of March 31, 2001, none of the stock options have been exercised.

                                          Number of              Exercise
Incentive Stock Options                    Shares                  Price
Outstanding May 14, 1999
 (date of inception)                          -                      -
Granted                                    300,000                   1
Exercised                                     -                      -
Forfeited                                     -                      -
                                          --------               ------
Outstanding December 31, 1999              300,000                   1

Granted                                    105,000                   1
Exercised                                     -                      -
Forfeited                                     -                      -
                                          --------               ------
Outstanding December 31, 2000              405,000                  $1
                                          ========               ======

The Company applies APB No. 25 in accounting for its stock options. Accordingly, no compensation cost has been recognized for the options granted to employees because the estimated price equaled the fair market value on the date of the grant. Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, net loss and net loss per share would have increased as follows for the period ended

                          December 31, 2000               December 31, 1999
                        Net Loss     Per Share          Net Loss      Per Share

       As reported      $________     $------          $(602,363)       $0.03
       Pro forma        $________    $________         $(647,682)       $0.03

The weighted-average fair value of options granted in 2000 and 1999 was $1.00. The estimated fair value was determined using the minimum value method with the following weighted-average assumptions used

      Dividend yield                                              0.00%
      Option term - CEO                                         3 years
      Option term - others                                       1 year
      Expected volatility - CEO                                      0%
      Expected volatility - others                                   0%
      Risk free interest rate - CEO                                6.3%
      Risk free interest rate - others                             6.0%


NOTE 9 - STRATEGIC PARTNERSHIPS AND AFFILIATION AGREEMENTS

The Company depends on third parties to provide many of the services that it offers to its members. These services include medical and national news, financial information, practice management services, secure messaging services, practice management services, video and audio conferencing, and continuing medical education courses. The Company has entered into co-branding or distribution agreements, ranging from twelve to twenty-four months, on medical and national news, financial information and secure messaging services. The Company intends to enter into additional strategic partnerships with content providers to provide content for its web site.

In October 2000 the Company hired PSINet, Inc to provide managed web services and equipment necessary to the operation of the Company's web site. Pursuant to the contract, for the next two years PSINet will provide services and equipment value at $2,400,000 in exchange for approximately 4,400,000 shares of the Company's common stock.

The actual number of shares to be issued will be determined quarterly based on PSINet's standard billing rates divided by a stock value of .5412 per share. The contract contains provisions that protect PSINet from dilution including right of first offer, co-sale rights and the right to purchase preferred stock. In addition, the share value used in the calculation of the number of shares to be issued is subject to adjustment for stock splits and the sale of shares at lower prices. As of December 31, 2000, the Company had not incurred a liability to PSINet.


NOTE 10 - OFFICER COMPENSATION

The Company has eight part-time officers who serve without compensation. These officers are engaged in marketing, competitive research, and web site design and evaluation.

During 2000 these officers were awarded 1,555,000 shares of stock for their services. Compensation expense of approximately $26,000 was recorded in connection with the issuance of the shares. An additional $44,950 in compensation expense was treated as a contribution of capital. The value of these services during the period from May 14, 1999 (date of inception) to December 31, 1999 has been estimated to be $166,000 and has been recorded as compensation expense in the accompanying statement of operation.

No compensation expense has been incurred for the three months ended March 31, 2001.


NOTE 11 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company does not have a policy with regards to entering into transactions with affiliates.

The Company's legal counsel is Foley & Lardner. Martin A. Traber is a partner at Foley & Lardner, as well as a Director of the Company.

The Company's operations were previously located at facilities located at 6950 Bryan Dairy Rd., Largo, FL 33777, owned by Dynamic Health Products, Inc. Jugal
K. Taneja, who is a Vice President, Secretary and a Director of the Company, is the beneficial owner of approximately 40.2% of the shares of Dynamic Health Products, Inc. In addition, Dr. Sharma, who is President and a Director of the Company, is on the Board of Directors of Dynamic Health Products, Inc. No rent was charged for the Company's use of the facilities during its initial development phase. On September 1, 1999, the Company moved its operations to new office space located at 6925 112th Circle North, Suite 101, Largo, Florida 33773.


NOTE 12 - INCOME TAXES

The Company has a gross deferred tax asset as of December 31, 2000 and 1999 of approximately 443,000 and $132,00 respectively. This asset is comprised of the potential future tax benefit of its operating losses to date. The Company has net operating loss carry forwards for tax purposes of approximately $2,082,000 available to offset future taxable income. These loss carry forwards expire in 2019 and 2020.

Management has evaluated the available evidence regarding the future taxable income and other possible sources of realization of deferred tax assets and determined it is more likely than not that the deferred tax asset will not be realized. Therefore a 100 percent valuation allowance has been established against the gross deferred tax asset. For the periods ending December 31, 2000 and 1999 the valuation allowance increased by 311,000 and 132,000 respectively.


NOTE 13 - SUBSEQUENT EVENTS

In January 2001, the Company entered into a merger agreement with Eonnet Technologies, Inc. In connection with the merger, which became effective on April 9, 2001, the Company completed an 18 to 1 reverse stock split and then issued an additional 1,000,000 shares of common stock to shareholders of Eonnet Technologies Inc. As part of the merger, Doctorsurf.com changed its name to Eonnet Media, Inc. In addition, the Company will enter into a three-year employment agreement with the majority shareholder of Eonnet Technologies to serve as Chief Executive Officer of the merged company for an annual salary of $120,000.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
  and Stockholders
Eonnet Technologies, Inc.
Pittsburgh, Pennsylvania

We have audited the accompanying balance sheets of Eonnet Technologies, Inc. as of December 31, 2000 and 1999 and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the management of Eonnet Technologies, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eonnet Technologies, Inc. as of December 31, 2000 and 1999 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BRIMMER, BUREK & KEELAN LLP
Certified Public Accountants

March 9, 2001
(Except for Note 14 as to which
the date is April 10, 2001)

                            EONNET TECHNOLOGIES, INC.
                            PITTSBURGH, PENNSYLVANIA
                                 BALANCE SHEETS


                                     ASSETS

                                                December 31,
                                         -----------------------     March 31,
                                             2000         1999          2001
                                         -----------   ----------   ------------
                                                                    (unaudited)
Current assets
Cash                                        $     -     $  3,279       $  3,458
Accounts receivable, net (including
 related party receivables of
 $26,500, $0 and $0)                         80,433      213,089        110,798

Inventory                                    37,366       24,927         22,730
                                         -----------   ----------   ------------
Total current assets                        117,799      241,295        136,986

Property and equipment, net                 135,371       86,853        129,009

Intangible assets, net                       64,060       79,596         59,291
                                         -----------   ----------   ------------




Total assets                               $317,230     $407,744       $325,286
                                         ===========   ==========   ============




Please read accompanying notes.

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                              December 31,
                                         ------------------------     March 31,
                                             2000         1999           2001
                                         -----------   ----------    -----------
                                                                     (unaudited)
Current liabilities
Bank overdraft                             $  9,032     $      -       $     -
Accounts payable                            340,330      293,105       404,528
Customer deposits                           281,453      139,447        311,058
Other current liabilities                     5,409       16,123
                                                                         7,058
Current portion of long term debt             5,673        5,184
                                                                         5,802
Current portion of capital lease              8,876            -         7,084
Due to related party                         99,294       74,970       139,237
                                         -----------   ----------    ----------

Total current liabilities                   750,067      528,829       874,767

Long-term debt                               17,260       22,933        15,760
Capital lease obligations                    17,094            -        14,181
                                         -----------   ----------    ----------

Total liabilities                           784,421      551,762       904,708
                                         -----------   ----------    ----------

Stockholders' equity (deficit)
Common stock - 1,000,000 no par shares
authorized. 997,000, 1,000,000 and
997,000 shares issued and outstanding
as of December 31, 1999, 2000 and
March 31, 2001 respectively.                      -            -             -

Additional paid-in capital                  164,000            -       164,000

Accumulated deficit                        (631,191)    (144,018)     (743,422)
                                         -----------   ----------    ----------

Total stockholders' equity (deficit)       (467,191)    (144,018)     (579,422)
                                         -----------   ----------    ----------

Total liabilities and stockholders'
 equity (deficit)                          $317,230     $407,744      $325,286
                                         ===========   ==========    ==========

                                        EONNET TECHNOLOGIES, INC.
                                        PITTSBURGH, PENNSYLVANIA
                                        STATEMENTS OF OPERATIONS
                                                      Year ended December 31,                 Three months ended March 31,
                                                    2000                   1999                  2001               2000
                                                                                             (unaudited)        (unaudited)

Sales ( including related party                  $1,811,813             $1,410,881             $508,780          $441,893
sales of 2%, 12%, 0% and 1%)

Cost of sales                                    (1,213,504)              (726,475)            (347,686)         (309,206)
                                                  ---------              ---------             --------          --------
Gross profit                                        598,309                684,406              161,094           132,687

Operating expenses

Compensation and related benefits                   588,865                340,962              135,592           137,117

Contract labor                                      130,022                 61,678               26,200            22,926

Auto expense                                         72,931                 40,776               18,611            16,525

Utilities                                            49,725                 24,550               10,724             9,653

Depreciation and amortization                        41,176                 21,152               10,294             9,769

Selling, general and administrative                 200,942                333,364               69,490            41,767
                                                  ---------              ---------             --------          --------
Total operating expense                           1,083,661                822,482              270,911           237,757
                                                  ---------              ---------             --------          --------
Net operating loss                                 (485,352)              (138,076)            (109,817)         (105,070)

Other income (expense)

Miscellaneous income                                 15,669                  2,959                    5             3,026

Interest expense                                    (17,490)                (8,901)              (2,419)           (3,094)
                                                  ---------              ---------             --------          --------

Total other income (expense)                         (1,821)                (5,942)              (2,414)              (68)
                                                  ---------              ---------             --------          --------

Net loss                                         $ (487,173)            $ (144,018)           $(112,231)        $(105,138)
                                                  =========              =========             ========          ========

Basic and diluted net loss per share             $    (0.49)             $   (0.15)           $   (0.11)         $  (0.11)
                                                  =========              =========             ========          ========

Weighted average shares outstanding                 997,738                988,004            1,000,000           997,000
                                                  =========              =========             ========          ========

Please read accompanying notes.                                                                                         3



                            EONNET TECHNOLOGIES, INC.
                            PITTSBURGH, PENNSYLVANIA
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                               Shares of                                                              Total
                                Common         Common         Additional        Accumulated     Stockholders'
                                 Stock         Stock       Paid-in Capital        Deficit           Equity

 January 1, 1999                870,000       $     -        $       -          $       -         $         -

 Stock issued                   127,000

 Net loss                                           -                -            (144,018)          (144,018)
                              ---------        --------       ----------         ---------         ----------
 December 31, 1999              997,000             -                -            (144,018)          (144,018)

 Net loss                                                                         (105,138)          (105,138)
                              ---------        --------       ----------         ---------         ----------
 March 31, 2000
 (unaudited)                    997,000             -                -            (249,156)          (249,156)

 Stock issued                     3,000

 Capital contribution                               -          164,000                   -            164,000

 Net loss                                                                         (382,035)          (382,035)
                              ---------        --------       ----------         ---------         ----------
 December 31, 2000            1,000,000             -          164,000            (631,191)          (467,191)

 Net loss                                                                         (112,231)          (112,231)
                              ---------        --------       ----------         ---------         ----------
 March 31, 2001
 (unaudited)                  1,000,000             -          164,000            (743,422)          (579,422)
                              =========        ========       ==========         =========         ==========


 Please read accompanying notes.


                                             EONNET TECHNOLOGIES, INC.
                                              PITTSBURGH, PENNSYLVANIA
                                              STATEMENTS OF CASH FLOWS
                                                              Year ended December 31,      Three months ended March 31,
                                                               2000           1999             2001               2000
                                                          ------------   --------------   --------------      -------------
                                                                                            (unaudited)         (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                    $(487,173)      $ (144,018)      $ (112,231)        $ (105,138)
Adjustments to reconcile net loss to net
cash provided (used) by operating activities
Depreciation and amortization                                  41,176           21,152           10,294              9,769
(Increase) decrease in:
Accounts receivable                                           113,388         (213,089)         (30,365)           112,216
Other current assets                                              187             (187)               -               (459)
Inventory                                                     (12,626)          (2,240)          14,636            (15,329)
Other assets                                                   (3,540)          (4,342)               -                  -

Increase (decrease) in:
Bank overdraft                                                  9,032                -           (9,032)               838
Accounts payable                                               75,868          293,105           64,198            (18,425)
Customer deposits                                             161,274           19,447           29,605             27,323
Accrued expenses                                              (10,714)          16,123            1,649            (13,820)
                                                          ------------   --------------   -------------- ------------------

Net cash provided (used) by
 operating activities                                        (113,128)         (14,049)         (31,246)            (3,025)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment                            (38,768)         (55,617)             837             (6,590)
                                                          ------------   --------------   -------------- ------------------

Net cash provided (used) by investing activities              (38,768)         (55,617)             837             (6,590)

CASH FLOWS FROM FINANCING ACTIVITIES
Shareholder capital contribution                              164,000                -                -
                                                                                                                         -
Payments on long-term debt                                     (5,184)          (2,025)          (1,371)            (1,253)
Payments on capital lease obligations                          (5,880)               -           (4,705)
                                                                                                                         -
Payments on advances from related parties                      (4,319)               -          (25,057)
                                                                                                                         -
Proceeds on advances from related parties                           -           74,970           65,000              7,589
                                                          ------------   --------------   -------------- ------------------

Net cash provided (used) by financing activities              148,617           72,945           33,867              6,336
                                                          ------------   --------------   -------------- ------------------

Net increase (decrease) in cash for the year                    3,279            3,458          (3,279)             (3,279)

Cash at beginning of year                                       3,279                -                -              3,279
                                                          ------------   --------------   -------------- ------------------

Cash at end of year                                         $       -         $  3,279         $  3,458           $      -
                                                          ============   ==============   ============== ==================


                            EONNET TECHNOLOGIES, INC.
                            PITTSBURGH, PENNSYLVANIA
                      STATEMENTS OF CASH FLOWS (Continued)





Supplemental Cash Flow Disclosure

The statements of cash flows is supplemented by the following non-cash transactions:

                                                    Year ended December 31,              Three months ended March 31,
                                                    2000                1999                2001                2000
                                             ----------------  ------------------  ------------------  ------------------
Financing and investing activities

Assets purchased                                    $ 70,618           $ 205,759            $      -            $      -
Obligations incurred                                  31,850          150,142.00                   -                   -
                                             ----------------  ------------------  ------------------  ------------------

Net cash paid for property
 and equipment                                      $ 38,768           55,617.00                   -                   -
                                             ================  ==================  ==================  ==================


Cash paid for:

Interest expense                                    $ 17,490            $  8,901            $  2,419            $  3,409
                                             ================  ==================  ==================  ==================
Income taxes                                        $      -            $     -             $     -             $      -
                                             ================  ==================  ==================  ==================


                            EONNET TECHNOLOGIES, INC.
                            PITTSBURGH, PENNSYLVANIA
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999
                           AND MARCH 31, 2001 AND 2000


NOTE 1 - GENERAL

Business Activity

EONNET Technologies, Inc., a Pennsylvania corporation, was incorporated in December 1998 and began operations in January 1999. The Company provides network, web and application solutions to companies in Pittsburgh, Pennsylvania and the surrounding area.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition - The Company recognizes revenue when the service is complete.

Inventory - Inventories are stated at the lower of cost determined by averaging the cost of the inventory on hand or market. Inventory consists of purchased finished goods, primarily computer and printer repair parts.

Prepaid and Other Assets - Expense items of a nature that will benefit future periods are charged to prepaid and other assets and are amortized over the respective periods.

Property and Equipment - Depreciation is provided for using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives (ranging from three to seven years). Leasehold improvements and equipment under capital leases are amortized over the lives of the respective leases, inclusive of bargain renewal options, or the service lives of the assets, whichever is shorter. Accelerated methods are used for tax depreciation.

Intangible Assets - The Company has an intangible asset of goodwill from the acquisition of PTI (Note 8). It is being amortized over a 5-year period using the straight-line method.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reported period. Actual results could differ from those estimates.

Interim Results (Unaudited) - The accompanying financial statements as of March 31, 2001 and the three months ended March 31, 2001 and 2000 are unaudited. In the opinion of management, these financial statements have been prepared on the same basis as the audited financial statements included herein and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of results of the interim periods. The data disclosed in these notes to financial statements for these respective periods is also unaudited.

Costs of Start-Up Activities - The American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-5, Reporting on the Costs of Start-Up Activities. The standard provides guidance on the financial reporting costs for start-up costs and organization costs. This standard requires cost of start-up and organization costs to be expensed as incurred, and is effective for fiscal years beginning after December 15, 1998. The Company accounts for start-up costs and organization costs in accordance with SOP No. 98-5.

Basis of Presentation - The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplates continuation of the Company as a going concern. However, as shown in the financial statements, the Company incurred a net loss of $487,173 and $144,018 for 2000 and 1999. At December 31, 2000 and 1999, current liabilities exceeded current assets by $632,268 and $287,534, and total liabilities exceed total assets by $467,191 and $144,018, respectively.

In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations. Management believes that actions presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern.

Cash and Cash Equivalents - The Company considers all highly liquid investments with a maturity at time of purchase of three months or less to be cash equivalents.

Income Taxes - The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), Accounting for Income Taxes. Under SFAS No. 109, the Company uses the asset and liability method which recognizes the amount of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements and as measured by provisions of enacted tax laws.

The Company has a gross deferred tax asset as of December 31, 2000 and 1999 of approximately $115,000 and $27,000, respectively. This asset is comprised of the potential future tax benefit of its operating losses to date. Management has evaluated the available evidence regarding the future taxable income and other possible sources of realization of deferred tax assets. A 100 percent valuation allowance has been established by management against the gross deferred tax asset, as it is more likely than not that the deferred tax asset will not be realized.

Earning (Loss) Per Common Share - Basic earnings per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period, adjusted for the dilutive effect of common stock equivalents, using the treasury stock method. There were no common stock equivalents, so basic and diluted earnings per share are the same.

Fair Value of Financial Instruments - The estimated fair value of amounts reported in the financial statements has been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature. The fair value of long-term obligations approximates the carrying value, based on current market price.
NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

                                            December 31          March 31, 2001
                                         2000           1999      (Unaudited)

   Accounts receivable - trade          $111,286     $213,549       $122,385
   Allowance for doubtful accounts       (11,585)        (460)       (11,587)
                                        --------      -------        -------
     Total accounts receivable          $ 99,701     $213,089       $110,798
                                        ========      =======        =======

Bad debt expense was $11,565, $51,238, $-0- and $-0- for the years ended December 31, 2000 and 1999 and for the three months ended March 31, 2001 and 2000, respectively.


NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                December 31       March 31, 2001
                                             2000         1999     (Unaudited)

     Equipment                               $112,313    $83,892     $122,406
     Furniture and fixtures                    28,043      2,889       27,107
     Leasehold improvements                    26,027      8,978       26,027
                                             --------     ------      -------
                                              166,383     95,759      165,540
     Accumulated depreciation                 (31,012)    (8,906)     (36,531)
                                             --------     ------      -------
       Total property and equipment, net     $135,371    $86,856     $129,009
                                             ========     ======      =======

Depreciation expense was $22,100, $8,906, $5,525 and $5,525 for the years ended December 31, 2000 and 1999 and the three months ended March 31, 2001 and 2000, respectively.


NOTE 5 - INTANGIBLE ASSETS

Intangible assets consisted of the following:

                                            December 31       March 31, 2001
                                         2000          1999      (Unaudited)

     Goodwill                           $95,382      $91,842       $95,382
     Less accumulated amortization      (31,322)     (12,246)      (36,091)
                                       --------      -------      --------
       Total intangible assets, net     $64,060      $79,596      $ 59,291
                                       ========      =======      ========

Amortization expense was $19,076, $12,246, $4,769 and $4,769 for the years ended December 31, 2000 and 1999 and for the three months ended March 31, 2001 and 2000.


NOTE 6 - CUSTOMER DEPOSITS

The Company sells services on an hourly basis in advance at a discounted hourly rate under its SafeNet and SafeWeb service. The payments are recorded as a liability when received and are recognized as revenue after the service has been performed.


NOTE 7 - LONG-TERM DEBT

Long-term debt consisted of the following:

                                                           December 31         March 31, 2001
                                                        2000         1999        (Unaudited)

    Installment note to bank due July 2004, with       $11,301      $13,855       $10,625
    monthly payments of $309 including interest at
    8.9%, secured by a vehicle.

    Installment note to bank due July 2004, with        11,632       14,262        10,937
    monthly payments of $317 including interest at
    8.9%, secured by a vehicle.
                                                       -------    ---------     ---------
                                                        22,933       28,117        21,562
                                                       -------    ---------     ---------
    Less current portion of long term debt              (5,673)      (5,184)       (7,084)
                                                       -------    ---------     ---------
      Total long-term debt                             $17,260      $22,933       $14,478
                                                       =======    =========     =========


Following are maturities of long-term debt for each of the next four years:

           2001                                    $   5,673
           2002                                        6,209
           2003                                        6,795
           2004                                        4,256
                                                  -----------
           Total                                   $  22,933
                                                  ===========


NOTE 8 - ACQUISITIONS

In May 1999, the Company entered into an Asset Purchase Agreement (Agreement) with Preventive Technologies, Inc. (PTI). PTI, a Pennsylvania corporation, provides network and computer hardware solutions. The acquisition was accounted for using the purchase method of accounting. The Agreement provides for the Company to purchase certain fixed assets, inventory items and the customer list. The acquisition cost was $129,342. The purchase was comprised of a cash payment of $5,000 and the assumption of the liability obligation to perform services under active contracts in the amount of $120,000 and related costs. The results of operations of PTI are included in the accompanying financial statements since the date of acquisition. The total cost of the acquisition, $129,342, exceeded the fair value of the net assets acquired by the cost of goodwill in the amount of $91,842 which is being amortized on a straight-line basis over five years.

Contemporaneously, the Company entered into a Consulting Services Agreement with the PTI majority shareholder. The Consulting Service Agreement provides for combined salary and non-compete payments in the approximate amount of $221,000 over two years. The Company ceased payments in January 2000 based on perceived violations of the non-compete agreement. At the time, the Company had paid approximately $65,000 of the contract amount. In 2001, the Company agreed to pay approximately $40,000 in settlement and termination of the agreement. Obligation under the Consulting Service Agreement was adjusted as of December 31, 2000 to reflect the settled amount.


NOTE 9 - CONCENTRATION OF CREDIT RISK - MAJOR CUSTOMERS

Revenues from major customers were approximately $379,000 and $599,466 or 21% and 42% of total revenues during 2000 and 1999, respectively. Major customers are defined as those customers which represent 10% or greater of total revenue of the Company. Should the Company lose these major customers, it could cause a significant decrease in revenue.


NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

In 2000, the Company ceased payments on the non-compete agreement related to the PTI Merger (Note 8) for alleged violations of the agreement. The unpaid balance of the non-compete was approximately $80,000 at the time the Company ceased payment. The other party to the non-compete threatened litigation to recover the unpaid balance. The dispute was settled in February 2001 for approximately $40,000. The balance due was recorded in 2000.

The Company has a right of first refusal to purchase shares of its common stock owned by certain employees. As of December 31, 2000, no liability exists under this agreement.


NOTE 11 - LEASES

Capital Leases

In 2000, the Company leased furniture and equipment under two capital leases that expire in 2003. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The Company has included the cost of the furniture and equipment in property and equipment, net. The depreciation of the assets under capital lease is included in depreciation expense. Interest rates on the capitalized leases vary from 19% to 21%.

Minimum future lease payments under capital leases as of December 31, 2000 for each of the next three years and in aggregate are:

2001                                                          $13,468
2002                                                           13,468

2003                                                            6,617
                                                             --------

Total minimum lease payments                                   33,553
Less:  Amount representing interest                            (7,583)
                                                             --------
Present value of net minimum lease payment                    $25,970
                                                             ========

Operating leases

The Company leases certain equipment under operating leases expiring in various years through 2003. The lease expense for the years ended December 31, 2000 and 1999 and the three months ended March 31, 2001 and 2000 was approximately $32,000, $17,000, $7,000 and $3,000, respectively.

The future minimum lease payments under these operating leases are as follows:

2001                                                        $27,500
2002                                                         18,432
2003                                                         10,032
                                                  ------------------
Total                                                       $55,964
                                                  ==================


NOTE 12 - PROFIT SHARING PLAN

The Company has a Savings Incentive Match Plan for Employees (SIMPLE), which covers all eligible employees. Participation in the plan is voluntary for all employees and allows for salary reduction. The plan provides for the Company to make contributions in the amount of 3% of the employee's voluntary contribution subject to compensation.

For the years ended December 31, 2000, and 1999 and the three months ended March 31, 2001 and 2000, the Company's contributions charged to operations amount to $15,000, $5,000, $4,300 and $700, respectively.


NOTE 13 - RELATED PARTY TRANSACTIONS

The Company had various transactions with the majority shareholder's parents' company, Sherman International Corporation (SIC), which provides iron and steel equipment to manufacturing plants. The Company provided SIC $29,300 and $174,000 worth of services during 2000 and 1999. The Company had receivables of $26,000 and $-0- from SIC as of December 31, 2000 and 1999. The Company owed SIC $28,600 as of December 31, 2000 which is included in accounts payable for unpaid rent. The Company also has received cash advances from SIC. The balance of the advances was $70,650 and $74,970 at December 31, 2000 and 1999. The advances accrue interest at 14.25% and are due on demand. The Company rents its office, approximately 2500 and 1900 square feet in 2000 and 1999, from SIC on a month to month basis. The rent expense was $18,600 and $15,000 for 2000 and 1999, respectively.

In 2000, the Company provided services to Geek Securities (GS), a securities dealer, which is owned by the majority shareholder's brother-in-law. The Company sold GS a $5,000 SafeNet time block of which $3,400 has been used. The remaining $1,600 is included in customer deposits. The Company also has a receivable of $500 from GS as of December 31, 2000.


NOTE 14 - SUBSEQUENT EVENTS

In January 2001, the Company entered into a merger agreement with Eonnet Acquisition, Inc. (EAI), a Pennsylvania corporation. The merger was completed April 9, 2001. EAI is a wholly owned subsidiary of DoctorSurf, Inc. (DoctorSurf), a Florida corporation. Simultaneously with the merger, DoctorSurf changed its name to Eonnet Media, Inc. (Media). The shareholders of the Company were to be given one share of Media common stock for every share of common stock held of the Company. In addition, the majority shareholder of the Company will sign an employment agreement to serve as Media's Chief Executive Officer for a term of three years, with annual compensation equal to $120,000 per year.

The Company had sales of approximately $19,000 with affiliates of Media for the year 2000. At December 31, 2000, the Company had receivables of approximately $500 from the same affiliates.

                       EONNET MEDIA, INC AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


         The following unaudited pro forma condensed consolidated financial statements is included in order to give effect to the transactions described below:

         On January 27, 2001, Eonnet Media completed a 1 for 18 reverse stock split.

         On April 9, 2001, Eonnet Media acquired all the issued and outstanding stock of Eonnet Technologies, Inc. for 1,000,000 shares of Eonnet Media common stock. The acquisition is accounted for as a purchase.

         The pro forma information is based on the following historical financial statements after giving effect to the transactions using the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma condensed consolidated financial statements.

         The audited consolidated financial statements of Eonnet Media for the year ended December 31, 2000 and for the period from May 14, 1999 (inception) to December 31,1999, (as filed on April 17, 2001, with Eonnet Media's Form 10-KSB)

         The audited financial statements of Eonnet Technologies for the year ended December 31, 1999 and 2000 (included herein).

The pro forma adjustments are based on estimates, available information and certain assumptions that management deems appropriate. The pro forma financial data does not purport to represent what the financial position or results of operations would actually have been if such transactions had occurred on those dates and are not necessarily representative of the financial position or results of operations for any future period. The pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in the prospectus. See "Risk Factors" included elsewhere herein.

                                                        EONNET MEDIA, INC.
                                          UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
                                                         DECEMBER 31, 2000

                                                              ASSETS
                                                                                                                    Eonnet Media
                                                                                                                      Pro forma
                                             Eonnet            Eonnet                                               Consolidated
                                              Media         Technologies          Total           Adjustments           Total
                                         -------------  ----------------  ----------------  ------------------ ----------------
Current assets
Cash                                        $ 332,291            $    -         $ 332,291                              $ 332,291

Accounts receivable, net (including
related party receivables of $26,500
and $0)                                             -            80,433            80,433                                 80,433

Inventory                                           -            37,366            37,366                                 37,366

Other current assets                           11,256                 -            11,256                                 11,256
                                         -------------  ----------------  ----------------  ------------------ ------------------


Total current assets                          343,547           117,799           461,346                                461,346
                                         -------------  ----------------  ----------------  ------------------ ------------------
Property and equipment (net)                  120,921           135,371           256,292                                256,292


Goodwill                                            -            64,060            64,060 b           773,000            837,060

Other assets                                    2,458                 -             2,458                                  2,458
                                         -------------  ----------------  ----------------  ------------------ ------------------


Total other assets                              2,458            64,060            66,518             773,000            839,518
                                         -------------  ----------------  ----------------  ------------------ ------------------


Total Assets                                $ 466,926         $ 317,230         $ 784,156           $ 773,000        $ 1,557,156
                                         =============  ================  ================  ================== ==================




                                          LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
                                                                                                                     Eonnet Media
                                                                                                                       Pro forma
                                                 Eonnet            Eonnet                                           Consolidated
                                                 Media          Technologies         Total          Adjustments          Total
                                             ---------------   ---------------  ----------------  ----------------  ----------------
Current liabilities
Accounts payable and other current
liabilities                                       $ 396,167         $ 636,224        $1,032,391            $    -       $ 1,032,391

Loans and due to purchasers of common stock         317,375                 -           317,375 e                           317,375

Current portion of long term debt                    41,313            14,549            55,862                              55,862

Due to related party                                      -            99,294            99,294                              99,294
                                             ---------------   ---------------  ----------------  ----------------  ----------------
Total current liabilities                           754,855           750,067         1,504,922                           1,504,922


Long term debt                                      225,000            34,354           259,354                             259,354
                                             ---------------   ---------------  ----------------  ----------------  ----------------

Total liabilities                                   979,855           784,421         1,764,276                           1,764,276
                                             ---------------   ---------------  ----------------  ----------------  ----------------

Shareholders' deficit

 Preferred stock                                          -                 -                 -                                   -

 Common stock                                        17,957                 -            17,957 b          10,000            27,957

Additional paid-in capital                        1,731,322           164,000         1,895,322 a        (164,000)        2,494,322

Stock subscription receivable                       (79,525)                -           (79,525)                            (79,525)
Accumulated deficit                              (2,182,683)         (631,191)       (2,813,874)a         164,000        (2,649,874)
                                             ---------------   ---------------  ----------------  ----------------  ----------------


Total stockholders' equity (deficit)               (512,929)         (467,191)         (980,120)          773,000         (207,120)
                                             ---------------   ---------------  ----------------  ----------------  ----------------

Total liabilities and shareholders' equity
(deficit)                                         $ 466,926         $ 317,230         $ 784,156          $773,000       $ 1,557,156
                                             ===============   ===============  ================  ================  ================

Please read accompanying notes.                                                                                                   2



                       EONNET MEDIA, INC AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2000


         The unaudited pro forma condensed consolidated balance sheet gives effect to the reverse stock split as if this transaction had occurred on December 31, 2000.

Adjustments reflect the following:

         (a) Elimination of Eonnet Technologies equity in consolidation.

         (b) Adjust the historical financial statements for Eonnet Media's acquisition of Eonnet Technologies Inc. at an assumed price of $.017 per share (pre split).

                                                           EONNET MEDIA, INC.
                                    UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
                                                       YEAR ENDED DECEMBER 31, 2000

                                                                                                                     Eonnet Media
                                                                                                                       Pro forma
                                         Eonnet              Eonnet                                Pro Forma         Consolidated
                                          Media           Technologies           Total            Adjustments           Totals
                                    ----------------   ---------------  --------------------  -----------------  ------------------

Sales                                   $    20,670        $1,811,813          $  1,832,483                         $    1,832,483

Cost of sales                                     -        (1,213,504)           (1,213,504)                            (1,213,504)
                                    ----------------   ---------------  --------------------  -----------------  ------------------
Gross profit                                 20,670           598,309               618,979                  -             618,979

Operating expenses

Depreciation and amortization                35,690            41,176                76,866 a          257,667             334,533

Advertising and promotion                   117,903                 -               117,903                                117,903

Payroll and related taxes                   768,890           588,865             1,357,755 b          120,000           1,477,755

Contract labor                                    -           130,022               130,022                                130,022

Auto expense                                      -            72,931                72,931                                 72,931

Utilities                                         -            49,725                49,725                                 49,725

Website expense                             139,284                 -               139,284                                139,284

Legal and professional fees                 287,181                 -               287,181                                287,181

Other operating expenses                    232,991           200,942               433,933                                433,933
                                    ----------------   ---------------  --------------------  -----------------  ------------------

Total operating expense                   1,581,939         1,083,661             2,665,600            377,667           3,043,267
                                    ----------------   ---------------  --------------------  -----------------  ------------------
Net operating loss                       (1,561,269)         (485,352)           (2,046,621)          (377,667)         (2,424,288)

Other income (expense)

Interest income                              24,202                 -                24,202                                 24,202

Miscellaneous income                              -            15,669                15,669                                 15,669

Interest expense                             28,254)          (17,490)              (45,744)                               (45,744)
                                    ----------------   ---------------  --------------------  -----------------  ------------------



                                      F-37


Total other income(expense)                  (4,052)           (1,821)               (5,873)                                (5,873)
                                    ----------------   ---------------  --------------------  -----------------  ------------------
Net loss                                $(1,565,321)       $ (487,173)         $ (2,052,494)        $ (377,667)       $ (2,430,161)
                                    ================   ===============  ====================  =================  ==================

Basic and diluted loss per share.             (1.22)            (0.49)                                   (0.19)              (0.74)
                                    ================   ===============  ====================  =================  ==================
Weighted average common shares
outstanding                               1,280,549           997,738                                2,000,000           3,280,549
                                    ================   ===============  ====================  =================  ==================

Please read accompanying notes.



                       EONNET MEDIA, INC AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000


         The unaudited pro forma condensed consolidated statement of operations gives effect to the reverse stock split as if this transaction had occurred on January 1, 2000.

Adjustments reflect the following:

         (a) Amortize goodwill in connection with the acquisition of Eonnet Technologies Inc. over its assumed life of three years.

         No dealer, sales person or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company of that the information contained herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

References to Additional Information..........
Prospectus Summary............................
Risk Factors..................................
Dividend Policy...............................
Capitalization................................
Selected Consolidated Financial Data..........
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations
Business......................................
Management....................................
Description of Capital Stock..................
Underwriting..................................
Legal Matters.................................
Experts.......................................
Additional Information........................
Index to Financial Statements.................F-1

                                1,000,000 SHARES


                               EONNET MEDIA, INC.


                                  Common Stock







                                  -------------

                                   PROSPECTUS

                                 -------------



                           KASHNER DAVIDSON SECURITIES


                                  _______, 2001

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                ALTERNATE PAGE FOR FREE STOCK OFFERING PROSPECTUS

               SUBJECT TO COMPLETION DATED ________________, 1999

                                 200,000 shares

                          [LOGO OF EONNET MEDIA, INC.]

                                  Common Stock

         We are offering up to 200,000 shares of common stock. We will not receive any proceeds from this offering. We are distributing the shares at no cost to doctors who become members on our web site in exchange for their providing us with biographical and other personal information. Each doctor who subscribes in this offering will receive 10 shares of common stock. This offering is not being underwritten.

         We have applied to list our common stock on the Nasdaq Stock Market's SmallCap Market under the symbol "EONM."

                            ------------------------

      See "Risk Factors" on pages ___ through ___ for certain factors that should be considered by prospective investors.

                            ------------------------

                              Price to public          Proceeds to Eonnet Media
    Per share..............         $0.00                        $0.00
    Total..................         $0.00                        $0.00


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         The shares of Common Stock are offered by several Underwriters, subject to prior sale, when as and if delivered to and accepted by them, and subject to there conditions including the right of the Underwriters to withdraw, cancel, modify or reject any order in whole or in part. It is expected that delivery of the shares will be made on or about ________, 2001, at the office of Kashner Davidson Securities, _______________

                            ------------------------

                           KASHNER DAVIDSON SECURITIES


                     Prospectus dated _______________, 2001

                ALTERNATE PAGE FOR FREE STOCK OFFERING PROSPECTUS


                              PLAN OF DISTRIBUTION

         Our directors, officers and certain stockholders have agreed not to offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to any additional shares of the common stock or securities convertible into or exchangeable or exercisable for any shares of the common stock, without the prior written consent of Kashner Davidson Securities, for a period of six months after the date of this prospectus.

         We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect. The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the securities who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the securities until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the over the counter Bulletin Board or otherwise and, if commenced, may be discontinued at any time. Prior to this offering there has been no active trading market for our common stock.

         Kashner Davidson will be responsible for distributing the shares to members of our web site. The material steps that a potential investor must complete in order to subscribe for our shares are as follows:

      o A doctor who logs onto our web site will have the option of becoming a "member" by completing an online application that asks for personal information, including name, address, type of practice and specialty, license and Drug Enforcement Agency, or DEA, number, annual income, and personal interests.

o The online application will also have a box that permits a doctor who is interested in receiving 100 free shares to click on that box for more information. The box will contain a statement that a registration statement has been filed with the SEC, and offer a hyperlink to the final prospectus, which the doctor will be able to download if he or she wishes. Eonnet Media will also make available a paper copy of the final prospectus upon request by a potential investor. The doctor has the option of then confirming that he or she has received the prospectus and would like to receive the free shares by clicking on another box. The doctor must confirm that he or she has received the prospectus before receiving shares.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of directors and officers

         Florida Corporation Law provides that a Florida corporation has the power to indemnify any person who is a party to any proceeding, other than an action by, or in the right of the corporation reason of the fact that the person was a director, officer, employee or agent of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Article IX of Eonnet Media's bylaws provides indemnification to Eonnet Media's directors and officers if they are involved in any action, suit or proceeding of any nature by reason of the fact that he or she is or was a director or officer of Eonnet Media.

Item 25. Other expenses of issuance and distribution

Securities and Exchange Commission filing fee............      $    6,950
Printing and engraving expenses..........................      $  100,000
Accountants' fees and expenses...........................      $   65,000
Legal fees and expenses                                        $  100,000
Stock transfer agent and registrar                             $    5,000
Miscellaneous     .......................................      $   23,050
                                                                ---------
                  Total..................................      $  300,000
                                                                =========

         We will pay all of the fees, costs and expenses set forth above. Other than the SEC filing fee, all fees and expenses are estimated.

Item 26. Recent sales of unregistered securities

         During the period from May 14, 1999 (date of inception) to December 31, 2000, the Company has issued unregistered securities to a limited number of persons as described below.

(1) In May 1999, the Company issued an aggregate of 1,250,000 shares of its common stock, at a price of $.18 per share, to accredited investors in a private placement exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933.

(2) From June through August 1999, the Company issued an aggregate of 41,666 shares of its common stock, at a price of $18.00 per share, to accredited investors in a private placement exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933. Due to a possible violation of the Securities Act of 1933 requirements, the Company has issued a memorandum to the purchasers of the shares enabling them to sell their shares back to the Company at any time through August 25, 2000 for the original issuance price of $18.00 per share. As of June 30, 2000, two investors have requested refunds and were paid a total of a total of $35,000 for their 1,944 shares. These shares were subsequently reissued to new investors for $18.00 per share. As of August 25, 2000, eleven additional investors with a total of 7,500 shares had opted to rescind for a total amount of $135,000. The Company was not in a position to pay cash to these investors and has therefore recorded a liability under the caption due to purchasers of common stock for the $135,000 due to these investors.

(3) In July 2000, the Company issued an aggregate of $225,000 in convertible demand notes payable, to accredited investors in a private placement exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933. Interest on the notes is payable quarterly, commencing November 1, 2000, at a rate of 8% per annum. Principal on the notes is payable on demand, but the notes are subordinated to all future debt to any lending institution. The notes are convertible into common stock of the Company at a conversion rate of $18.00 per share. The notes are convertible at the option of the note holders. There are no prepayment penalties on the notes.

(4) In October 2000, the Company entered into a service agreement with PSINet, Inc. ("PSINet"), whereby PSINet is to provide managed web services and equipment necessary to the operations of the Company's web sites. Pursuant to the contract, for the next two years, PSINet will provide services and equipment valued at $2.4 million in exchange for approximately 244,444 shares of the Company's common stock. The actual number of shares to be issued to PSINet will be determined quarterly based on PSINet's standard billing rates divided by a stock value of $9.7416 per share. The contract contains provisions that protect PSINet from dilution including right of first offer, co-sale rights and the right to purchase preferred stock. In addition, the share value used in the calculation of the number of shares to be issued is subject to adjustment for stock splits and the sale of shares at lower prices. As of December 31, 2000, the Company owed PSINet approximately $65,000 or 6,694 shares.

(5) In December 2000, the Company issued an aggregate of 137,037 shares of common stock of the Company to various former shareholders of EMC, in exchange for the purchase of 740,000 shares of their stock in EMC.

(6) On December 31, 2000, the Company issued 170,833 shares of common stock of the Company to certain existing shareholders of the Company at $.306 per share in exchange for subscriptions receivable totaling $52,275.

(7) On December 31, 2000, the Company issued 166,944 shares of common stock of the Company to various individuals and companies as compensation for services performed. The aggregate value of these services was $51,085.

(8) On April 9, 2001, pursuant to an Agreement And Plan Of Merger, dated January 15, 2001, by and among Eonnet Technologies, Inc., a Pennsylvania corporation, Eonnet Acquisition, Inc., a Pennsylvania corporation, and the Company, 1,000,000 shares of Company common stock were issued to the various stockholders of Eonnet Technologies, Inc. in connection with the Company's merger with Eonnet Technologies, Inc.

         None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, and the Company believes that each transaction was exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D of the Securities Act of 1933. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All of the recipients had adequate access to information about the Company.

Item 27.  Exhibits
Exhibit
Number                    Exhibit Description

1.1+         Underwriting Agreement

2.1*         Agreement and Plan of Merger with Eonnet Technology, Inc.

3.1a*        Articles of incorporation

3.1b*        Articles of amendment to articles of incorporation

3.2*         By-laws

5.1+         Opinion of Foley & Lardner regarding legality

10.1* Technology Agreement between Weblink Communications, Inc. and Eonnet Media, Inc.

10.2* Lease Agreement dated as of September 1, 1999, between Doctorsurf.com, Inc. and the Pinellas Center for the Visually Impaired, Inc.

10.3*        Employment  Agreement with Vikrant Sharma

10.4+        Consulting  Agreement with Rakesh Sharma, M.D.

10.5+        Consulting  Agreement with Jugal K. Taneja

10.6+        Consulting  Agreement with Stephen M. Watters

23.1+        Consent of Foley & Lardner - included in Exhibit 5.1

23.2         Consent of Brimmer, Burek & Keelan  LLP

24.1+ Power of Attorney relating to subsequent amendments - included on the signature page of this registration statement.

            *Previously filed

            +To be filed by amendment


Item 28.  Undertakings

         The undersigned small business issuer undertakes as follows:

                  (a)      The small business issuer will:

           (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) Include any additional or changed material information on the plan of distribution.

           (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

           (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 Post-Effective Amendment No. 3 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Largo, State of Florida, on this ___ day of July, 2001.


                                                 EONNET MEDIA, INC.


                                                 By:   /s/ Vikrant Sharma
                                                    ---------------------------
                                                     Vikrant Sharma, Chief
                                                      Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                               Title                      Date

    /s/ Vikrant Sharma              Chief executive officer        July 23, 2001
------------------------------
Vikrant Sharma

    /s/ Rakesh K. Sharma            President, secretary and       July 23, 2001
------------------------------      director
Rakesh K. Sharma

    /s/ Jugal K. Taneja             Director                       July 23, 2001
------------------------------
Jugal K. Taneja

    /s/ Linda McClintock-Greco      Director                       July 23, 2001
------------------------------
Linda McClintock-Greco

    /s/ George Stuart               Director                       July 23, 2001
------------------------------
George Stuart